                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ---------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): September 5, 2002

                                ---------------

                                   KROLL INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                       000-21629                 31-1470817
(State or other jurisdiction of     (Commission file number)      (I.R.S. employer
 incorporation or organization)                                  identification no.)

        900 THIRD AVENUE
         NEW YORK, NY                                                10022
(Address of principal executive                                    (Zip code)
          offices)

Registrant's telephone number, including area code:  (212) 593-1000

ITEMS 2 AND 5. ACQUISITION OF ASSETS AND OTHER EVENTS.

          As used herein, "Kroll", "we" and "us" refer to Kroll Inc. and its subsidiaries and "Zolfo Cooper" refers to Zolfo Cooper, LLC and Zolfo Cooper Holdings, Inc. and their respective subsidiaries.

          On September 5, 2002, Kroll acquired all of the equity interests of Zolfo Cooper (now Kroll Zolfo Cooper). Zolfo Cooper is a nationally recognized business advisory and interim management firm that has provided sophisticated expertise and in-depth knowledge to clients in many diverse industries over the last 20 years. Together with our pre-existing corporate restructuring business in the U.K. and Canada, Zolfo Cooper forms Kroll's Corporate Advisory and Restructuring Group. Zolfo Cooper has been involved, on an annual basis, in the restructuring and/or refinancing of billions of dollars worth of debt through both out-of-court and in-court proceedings. While Zolfo Cooper has experience in representing all the various stakeholders involved in a reorganization process, the vast majority of its engagements have involved representing the debtor. To a lesser extent, Zolfo Cooper also has represented institutional creditors or equity stakeholders. Some of Zolfo Cooper's more notable engagements include Enron, Federated Department Stores, Sunbeam, Laidlaw, Washington Group International, Polaroid, Morrison Knudsen, Pegasus Gold, NationsRent, and ICG Communications. In combination with Kroll's pre-existing U.K. and Canadian based restructuring group, Zolfo Cooper allows Kroll to offer a single cross-border solution for large-scale, complex, transatlantic bankruptcies and restructurings.

     At the closing, we paid $100 million in cash and, on January 15, 2003, we will issue 2.9 million shares of our common stock to the former owners of Zolfo Cooper. In addition, we will issue to them, as contingent consideration, 625,000 additional shares of our common stock per year if Zolfo Cooper achieves operating profit levels of $30 million, $31 million, $32 million and $33 million in 2003, 2004, 2005 and 2006, respectively. To the extent Zolfo Cooper's operating profit exceeds the target operating profit level for a particular year, 50% of the excess, up to $5 million, may be credited to the following year's operating profit to determine if a contingent consideration payment should be made for that year. Alternatively, to the extent Zolfo Cooper's operating profit exceeds the target operating profit for a particular year, 100% of the excess may be credited to the previous year's operating profit to determine if a contingent payment should have been made for that previous year. All of the contingent consideration is payable in full if we undergo a change of control or if the employment of any one of the three former principal owners of Zolfo Cooper is terminated without "cause" or for "good reason" (as these terms are defined in their employment agreements). The three former principal owners of Zolfo Cooper also agreed, in connection with the sale of their business, to a non-compete, subject to certain conditions. We also granted options to purchase 600,000 shares of our common stock under our existing stock option plans to the professional staff of Zolfo Cooper. These options were granted at an exercise price equal to the closing price of our common stock on September 5, 2002, and will vest over four years.

     In connection with the acquisition, the three former principal owners and other senior professionals of Zolfo Cooper entered into employment agreements to serve as executives of Kroll Zolfo Cooper following the acquisition. The employment agreements expire on December 31, 2006 and include customary non-compete and non-solicitation provisions that remain in effect during the terms of the employment agreements and for one year thereafter or two years thereafter in the case of the three former principal owners, unless the employee is terminated without "cause" or for "good reason", subject to certain conditions. We have also agreed to pay an entity controlled by the three former principal owners of Zolfo Cooper $2 million per year until December 31, 2006 for their business use of an airplane owned by that entity. To the extent the airplane is used in connection with a client engagement, we may be reimbursed by the client.

     We have also agreed to register for resale the shares of common stock issuable in the acquisition and to keep the registration effective until September 2005, subject to our right to block sales in accordance with customary block-out provisions contained in the registration rights agreement between us and the former owners of Zolfo Cooper. The former owners of Zolfo Cooper have agreed not to sell any shares they will receive in the acquisition until the earlier of 120 days after the pricing of this offering and May 31, 2003.

     The foregoing discussion is qualified by reference to the full text of the purchase agreement and registration rights agreement, which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference in their entirety.

      In order to fund a portion of the purchase price for the Zolfo Cooper acquisition, on September 5, 2002 Kroll and certain subsidiaries executed agreements with various lenders, Goldman Sachs Credit Partners L.P., as Sole Lead Arranger, Sole Book Runner, Syndication Agent, Collateral Agent and Administrative Agent, or Goldman Sachs, Credit Suisse First Boston, Cayman Islands Branch, as Co-Documentation Agent, and Bear, Corporate Lending Inc. as Co-Documentation Agent providing a $100 million credit facility comprised of a term loan facility of $75 million and a revolving credit facility of up to $25 million for a term of three years.

      At Kroll's option, borrowings under the credit facility are based on either LIBOR or the higher of the prime rate of Credit Suisse First Boston or the Federal Funds Effective Rate plus .50%. The interest rates under the credit facility vary depending upon the rating of Kroll's secured debt and its leverage ratio. The term loan interest rate varies from 225 basis points to 400 basis points above LIBOR for LIBOR borrowings and 125 basis points to 300 basis points above the prime rate or Federal Funds Effective Rate for base rate borrowings. The revolving loan interest rate varies from 200 basis points to 375 basis points above LIBOR for LIBOR borrowings and 100 basis points to 275 basis points above the prime rate or Federal Funds Effective Rate for base rate borrowings. In the event that the term loan is repaid, the interest rate on LIBOR and base rate borrowings will decrease by 75 basis points and 37.5 basis points, respectively. Kroll's borrowings under the revolving facility are limited to 85% of Kroll's and certain subsidiaries eligible receivables.

     During the term of the credit facility, Kroll will pay its lenders a fee equal to the product of 0.375% per annum and the unused portion of the revolving credit facility.

     The credit facility requires that Kroll make quarterly prepayments in the amount of its excess cash flow, if any, and of the net proceeds of asset sales, insurance proceeds not reinvested in the business and the proceeds of equity and debt offerings. These prepayments will not result in a reduction of the revolving loan commitments.

     Kroll's obligations under the credit facility are guaranteed by its material domestic subsidiaries and their material domestic subsidiaries and are secured by (a) a lien on substantially all of its assets, (b) pledges of all of the shares of capital stock in all of its material domestic subsidiaries, (c) pledges of 65% of the capital stock in certain of its foreign subsidiaries, (d) a lien on substantially all of the domestic assets of its domestic subsidiaries, pledges of the guarantors' capital stock in all of their material subsidiaries, and (e) pledges of 65% of the guarantors' capital stock in certain of their foreign subsidiaries.

      The credit facility contains financial covenants requiring Kroll to meet a fixed charge coverage test, maximum leverage requirement, minimum EBITDA requirement and contains restrictions on the incurrence of capital expenditures, the incurrence of additional debt, the creation of liens on Kroll's and its subsidiaries' assets, Kroll's payment of dividends, acquisitions, asset sales and other affirmative and negative covenants customarily contained in debt agreements of this type.

     The credit facility contains events of default customary for a facility of this type.

     As of September 5, 2002, Kroll had borrowed the full amount of the term loan and had not borrowed any money under the revolving facility.

     Under its fee agreement with Goldman Sachs, Kroll is required to pay Goldman Sachs a facility fee equal to $1,375,000 on the closing date, $375,000 two months after the closing date and $50,000 four months after the closing date.

      To ensure its successful syndication of the credit facility, Goldman Sachs is entitled to change any provisions of the credit facility it deems advisable, provided that Goldman Sachs may not increase the total amount of the credit facility or, except to the extent provided in the Commitment Letter, make changes to the interest rate margins or fees.

      For additional information concerning the credit facility, see "Liquidity and Capital Resources" included elsewhere in this Current Report on Form 8-K. The foregoing discussion, as well as the discussion under "Liquidity and Capital Resources" is qualified by reference to the full text of the agreements evidencing the credit facility, which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference in their entirety.

      In order to repay the term loan described above, on September 5, 2002, Kroll plans to file a Registration Statement on Form S-3 in connection with a proposed underwritten offering of 5.5 million shares of its common stock. Kroll intends to use the proceeds of the offering in order to repay the entire outstanding balance of the term loan described above and for general corporate purposes. There can be no assurance that the offering will be consummated. The disclosure provided in this paragraph does not constitute an offering of any securities for sale.

      In order to enter into the credit facility, it was necessary for Kroll to obtain the consent of Palisade Concentrated Equity Partnership, L.P., the holder of an aggregate principal amount of $20 million of Kroll's outstanding 6% Senior Secured Subordinated Convertible Notes in the aggregate principal amount of $30 million.

      On September 5, 2002, Kroll agreed with Palisade to amend certain agreements in respect of all of the 6% convertible notes. Under the amendments, the security interest of all the noteholders was terminated and the collateral securing all of the 6% convertible notes was released. In addition, the amendments deleted all of the negative covenants in respect of all of the 6% convertible notes. Furthermore, Palisade, the only noteholder who had the right to designate a board observer to attend meetings of our board of directors, no longer has this right. Palisade also agreed to subordinate the $20 million in aggregate principal amount of the 6% convertible notes that it owns to borrowings under the new credit facility described below.

     In connection with these amendments, Kroll agreed that if the volume weighted average price of its common stock for the 15 trading days commencing on September 6, 2002 is less than $21.00 per share, Kroll will pay to Palisade the difference between the volume weighted average price for the 15-day trading period and $21.00 for each of the shares of common stock into which the 6% convertible notes are convertible, up to the maximum of $2 million. This payment will be reduced by the amount Palisade receives in excess of $21.00 per share for each share it sells during the 15-day trading period. Palisade shall not be entitled to the payment if at any time during the 15-day trading period it sells (long or short) an aggregate of 1,000,000 or more shares of common stock. Palisade has also agreed to enter into a customary lock-up for the period commencing at the end of the 15-day trading period and expiring 90 days following the pricing of the proposed offering.

     The foregoing discussion is qualified by reference to the full text of the agreement evidencing the agreement with Palisade discussed above, which is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

      Below is the management's discussion and analysis of the financial condition and results of operations of Zolfo Cooper. Such discussion is based upon and should be read in conjunction with Zolfo Cooper's combined financial statements and notes to the combined financial statements filed as an exhibit to this Current Report on Form 8-K and are incorporated herein by reference in their entirety.

GENERAL

     On September 5, 2002, we acquired Zolfo Cooper, a leading provider of corporate restructuring, operational turnaround, strategic advisory services, financial crisis management and corporate finance services.

CRITICAL ACCOUNTING POLICIES

     Zolfo Cooper's significant accounting policies, including the assumptions and judgments underlying them, are more fully described in the notes to the combined financial statements of Zolfo Cooper included elsewhere herein. Some of Zolfo Cooper's accounting policies have required the application of significant judgment by management in the preparation of Zolfo Cooper's financial statements, and, as a result, they are subject to a greater degree of uncertainty. In applying these policies, Zolfo Cooper's management used its judgment to determine the appropriate assumptions to be used in calculating estimates that affected the reported amounts of assets, liabilities, revenues and expenses. We believe that these estimates and assumptions are reasonable under the circumstances. Zolfo Cooper's significant accounting policies include the following:

     USE OF ESTIMATES. The preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

     REVENUE RECOGNITION. Revenues have been recognized as services were performed pursuant to the applicable contractual arrangements. The impact of any revisions in estimated total revenues and direct contract costs was recognized in the period in which they became known. Zolfo Cooper recorded either billed or unbilled accounts receivable based on case-by-case invoicing determinations and adjusted the amounts recorded on a periodic basis to reflect collectibility. Zolfo Cooper has recognized contingent fees upon satisfaction of all conditions to their payment, at which time the contingent fees are earned.

     POST OF PROFESSIONAL SERVICES. Professional compensation includes payments to non-equity partners and all professional employees and subcontractors. Distributions to equity partners are not included in professional compensation.

     INCOME TAXES. Prior to our acquisition of Zolfo Cooper, Zolfo Cooper was not subject to federal income tax. For federal income tax purposes Zolfo Cooper was taxed on a pass-through basis. In addition, limited liability companies have been subject to state unincorporated business tax in each year. For both federal and New Jersey income tax purposes, the corporations included in Zolfo Cooper elected from inception to be taxed as S corporations. Accordingly, no federal tax was paid by Zolfo Cooper on a corporate level, but the income from such corporations was passed through to shareholders.

RESULTS OF OPERATIONS

 SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO SIX MONTHS ENDED JUNE 30, 2001:

     The following table sets forth the items noted as a percentage of revenues:

                                                              FOR THE SIX MONTHS
                                                                ENDED JUNE 30,
                                                              -------------------
                                                               2001        2002
                                                              -------     -------
Revenues:
  Professional fees.........................................    99.8%       99.9%
  Other charges and fees....................................     0.2         0.1
                                                               -----       -----
                                                               100.0%      100.0%
Cost of services............................................    22.8        31.1
                                                               -----       -----
Gross profit................................................    77.2        68.9
                                                               -----       -----
Operating expenses:
  Marketing expenses........................................     0.3         0.2
  General and administrative expenses.......................     7.8         6.2
                                                               -----       -----
                                                                 8.1         6.4
                                                               -----       -----
Operating income............................................    69.1        62.5
                                                               -----       -----

                                                              FOR THE SIX MONTHS
                                                                ENDED JUNE 30,
                                                              -------------------
                                                               2001        2002
                                                              -------     -------
Other Expense:
Interest, net...............................................    (1.2)       (1.8)
Other income................................................     0.2         1.2
                                                               -----       -----
                                                                (1.0)       (0.7)
                                                               -----       -----
Income Before Provision for Income Taxes....................    68.1        61.8
                                                               -----       -----
Provision For Income Taxes..................................     0.8         0.6
                                                               -----       -----
Net Income..................................................    67.3%       61.2%
                                                               =====       =====

     REVENUES. Revenues for the six months ended June 30, 2002 increased $1.9 million, or 6.3%, from $29.9 million in the six months ended June 30, 2001 to $31.8 million in the six months ended June 30, 2002. This increase was primarily attributable to an increase in total professional hours billed and higher hourly billing rates, partially offset by a decrease in revenues from contingent fee arrangements. Capacity utilization did not vary materially between periods.

     Contingent fees for the six months ended June 30, 2002 decreased $3.9 million, or 75.8%, from $5.2 million in the six months ended June 30, 2001 to $1.3 million in the six months ended June 30, 2002. As a percentage of revenues, contingent fees decreased from 17.3% in the six months ended June 30, 2001 to 3.9% in the six months ended June 30, 2002. Exclusive of contingent fees, revenues for the six months ended June 30, 2002 increased $5.8 million, or 23.5%, from $24.7 million in the six months ended June 30, 2001 to $30.5 million in the six months ended June 30, 2002.

     COST OF SERVICES AND GROSS MARGIN. Cost of services increased $3.1 million, or 45.1%, from $6.8 million in the six months ended June 30, 2001 to $9.9 million in the six months ended June 30, 2002. This increase was primarily the result of an increase in professional compensation of $1.5 million, related to a combination of increased headcount and higher compensation levels; operating costs of $0.9 million related to an airplane acquired in mid-year 2001; and depreciation and amortization of $0.6 million attributable primarily to depreciation of the company airplane. Headcount, exclusive of partner-level personnel, increased from 58 at June 30, 2001 to 77 at June 30, 2002. As a percentage of revenues, gross margin decreased from 77.2% for the six months ended June 30, 2001 to 68.9% for the six months ended June 30, 2002.

     OPERATING EXPENSES. Operating expenses decreased $0.4 million, or 15.8%, from $2.4 million for the six months ended June 30, 2001 to $2.0 million for the six months ended June 30, 2002 primarily due to a decrease in bad debt write-downs during the first half of 2002.

     OTHER EXPENSE. Other expense decreased by $0.1 million, or 27.5%, from $(0.3) million for the six months ended June 30, 2001 to $(0.2) million for the six months ended June 30, 2002 due principally to lease revenue related to the company airplane. This was partially offset by increased interest expense on member capital due to higher retained earnings.

  FISCAL YEAR ENDED DECEMBER 31, 2001 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2000:

     The following table sets forth, for the periods indicated, the items noted as a percentage of revenues:

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                       --------------------------------
                                                        1999         2000         2001
                                                       ------       ------       ------
Revenues:
  Professional fees..................................   99.6%        99.6%        99.8%
  Other charges and fees.............................    0.4          0.4          0.2
                                                       -----        -----        -----
                                                       100.0%       100.0%       100.0%
                                                       -----        -----        -----
Cost of services.....................................   31.0         38.4         29.6
                                                       -----        -----        -----
Gross profit.........................................   69.0         61.6         70.4
Operating expenses:
  Marketing expenses.................................    0.3          0.4          0.3
  General and administrative expenses................   15.4         13.4         10.3
  Impairment on fixed assets.........................    0.0          0.0          0.9
                                                       -----        -----        -----
                                                        15.7         13.8         11.5
                                                       -----        -----        -----
Operating income.....................................   53.3         47.8         58.9
                                                       -----        -----        -----
Other income (expense):
Interest, net........................................   (2.1)        (1.4)        (1.4)
Other income.........................................    0.6          0.6          0.2
                                                       -----        -----        -----
                                                        (1.5)        (0.8)        (1.2)
                                                       -----        -----        -----
Income before provision for income taxes.............   51.8         46.9         57.7
                                                       -----        -----        -----
Provision for income taxes...........................    1.1          1.5          0.8
                                                       -----        -----        -----
Net income...........................................   50.7%        45.4%        56.9%
                                                       =====        =====        =====

     REVENUES. Revenues for the year ended December 31, 2001 increased $21.5 million, or 57.3%, from $37.7 million in the year ended December 31, 2000 to $59.2 million in 2001. This increase was primarily attributable to an increase in total professional hours billed, higher hourly billing rates and increased revenues from contingent fee arrangements. Capacity utilization did not vary materially between periods.

     Contingent fees increased $5.3 million, or 160.6%, from $3.3 million in 2000 to $8.6 million in 2001. As a percentage of revenues, contingent fees increased from 8.8% in 2000 to 14.6% in 2001. Exclusive of contingent fees, revenues for 2001 increased $16.3 million, or 47.3%, from $34.4 million for 2000 to $50.6 million for 2001.

     COST OF SERVICES AND GROSS MARGIN. Cost of services increased $3.1 million, or 21.4%, from $14.5 million in 2000 to $17.6 million in 2001. This increase was primarily the result of an increase in professional compensation of $1.9 million, related to a combination of increased headcount and higher compensation levels; operating expenses of $0.5 million relating to the company airplane; and depreciation and amortization of $0.5 million relating principally to the company airplane. Headcount, exclusive of partner-level personnel, increased from 51 at December 31, 2000 to 66 at December 31, 2001. Professional compensation decreased as a percentage of revenues due to a decrease in non-equity partner headcount. As a percentage of revenues, gross margin increased from 61.6% in 2000 to 69.0% in 2001.

     OPERATING EXPENSES. Operating expenses increased $1.6 million, or 29.7%, from $5.2 million in 2000 to $6.8 million in 2001. The increase was due primarily to an increase in general and administrative expenses of $0.7 million, due principally to an increase in bad debt expenses, costs relating to the relocation of Zolfo Cooper's New Jersey operations to substantially larger offices and increased administrative expenses supporting higher revenues. In addition there was an increase in depreciation and amortization expenses of $0.3 million; and an impairment charge of $0.5 million relating to the company airplane.

     OTHER EXPENSE. Other expense increased $0.4 million, or 127.0%, from $(0.3 million) in 2000 to $(0.7 million) in 2001. This increase was primarily attributable to higher interest expense on member capital due to higher retained earnings and loss on an investment partnership.

 FISCAL YEAR ENDED DECEMBER 31, 2000 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1999:

     REVENUES. Revenues for the year ended December 31, 2000 increased $14.2 million, or 60.5%, from $23.5 million in the year ended December 31, 1999 to $37.7 million in 2000. This increase was primarily attributable to an increase in total professional hours billed, higher hourly billing rates and increased revenues from contingent fee arrangements. Capacity utilization did not vary materially between periods.

     Contingent fees increased $2.6 million, or 373%, from $0.7 million in 1999 to $3.3 million in 2000. As a percentage of revenues, contingent fees increased from 3.0% in 1999 to 8.8% in 2000. Exclusive of contingent fees, revenues for 2000 increased $11.6 million, or 50.5%, from $22.8 million for 1999 to $34.4 million for 2000.

     COST OF SERVICES AND GROSS MARGIN. Cost of services increased $7.2 million, or 98.7%, from $7.3 million in 1999 to $14.5 million in 2000. This increase was primarily the result of an increase in professional compensation of $7.1 million, related to the revision of Zolfo Cooper's compensation policy for non-equity partners, which resulted in substantially increased payments to such persons during 2000, and to a combination of increased headcount and higher compensation levels. Headcount, exclusive of partner-level personnel, increased from 36 at December 31, 1999 to 51 at December 31, 2000. As a percentage of revenues, gross margin decreased from 69.0% in 1999 to 61.6% in 2000.

     OPERATING EXPENSES. Operating expenses increased $1.5 million, or 41.5%, from $3.7 million in 1999 to $5.2 million in 2000, primarily attributable to bad debt write-offs, the opening of Zolfo Cooper's Los Angeles office and the acquisition of an accounting software package.

     OTHER EXPENSE.  Other expense was substantially the same in 1999 and 2000.

     Below is a discussion of the business of Kroll, its liquidity and capital resources, and certain risks related to its business after giving effect to the acquisition of Zolfo Cooper.


                                    BUSINESS

GENERAL

     Kroll is a leading global provider of complementary risk consulting services. We assist businesses, governments, and individuals throughout the world in preventing, mitigating, and responding to risk through an integrated suite of services. Our five business groups enable Kroll to provide our clients with comprehensive, single source, risk consulting services. These five business groups are:

     - CONSULTING SERVICES. Kroll provides independent consulting services free from the audit conflicts incurred by major accounting firms. These consulting services include investigations, forensic accounting, business valuation, litigation consulting, due diligence, litigation intelligence, asset tracing and analysis, monitoring and special inquiries, market intelligence, and intellectual property and infringement investigations.

     - CORPORATE ADVISORY AND RESTRUCTURING. Kroll acts both in an advisory capacity to, and as interim management of, financially troubled companies throughout North America and Europe, and advises all the various stakeholders involved in the reorganization process. In this context, Kroll provides corporate restructuring, operational turnaround, strategic advisory services, financial crisis management, and corporate finance services. The combination of Kroll's pre-existing corporate advisory and recovery group in the U.K. and Canada, with our recent acquisition of Zolfo Cooper, allows Kroll to act as a single source provider for the increasing number of large scale cross-border U.S. based bankruptcies and restructurings. Our Corporate Advisory and Restructuring Group is able to make extensive use of professionals from our Consulting Services Group and our Technology Services Group within its engagements.

     - TECHNOLOGY SERVICES. Kroll provides electronic discovery, data recovery, and computer forensics services, along with related software solutions. Kroll's electronic discovery and computer forensics services strongly complement our Consulting Services Group and our Corporate Advisory and Restructuring Group.

     - BACKGROUND SCREENING. Kroll provides pre-employment and security background screening, drug testing and surveillance. These services are a natural complement to both our investigative and security services capabilities by providing a proactive solution to preventing risk.

     - SECURITY SERVICES. Kroll provides security architecture and design, corporate security consulting and crisis management, emergency management, environmental services, and protective services operations and training.

     Founded in 1972, Kroll's predecessor, Kroll Associates (now a wholly-owned subsidiary of Kroll), was established to provide investigative services to the world's leading corporations to assist them in responding to risks created by white collar crime and physical threats. From 1997 to 2002, Kroll was transformed from being primarily a response company into a response, prevention and solutions company. The path to this transformation was Kroll's effective integration of fill-out acquisitions that brought Kroll complementary services and helped build its current integrated risk consulting services offering.

     The events of 2001 and 2002, including the destruction of the World Trade Center and the events surrounding the collapse of Enron, Adelphia, and WorldCom, have redefined the world. In this environment, our clients are increasingly recognizing the need to be proactive rather than reactive, and they are relying upon Kroll's comprehensive and integrated risk prevention, mitigation and response services to meet their need for risk consulting services. In a world demanding greater security, whether financial, cyber, or physical, Kroll's expertise, independence and integrity have made Kroll "A Company for Today's World".

     Our clients include multinational corporations, leading law firms, major financial institutions, U.S. government agencies, foreign governments, and individuals. In the past two years, Kroll has performed work for the majority of the corporations in the Fortune 50 and Fortune 500 and the substantial majority of the National Law Journal's top 250 U.S. law firms.

     We are consistently called upon to manage high profile, sensitive matters. Recent examples include:

     - Monitoring the reformation of the Los Angeles Police Department under its Department of Justice consent decree;

     - Conducting a major money laundering investigation in Bosnia for the United Nations;

     - Acting as interim management, Chief Restructuring Officer and acting Chief Executive Officer of Enron;

     - Managing the European aspects of the Federal Mogul, Global Crossing, and Budget Rent a Car restructurings;

     - Managing the electronic discovery requirements for the review of the merger of two technology companies in one of the largest and most time sensitive antitrust engagements to date;

     - Performing computer forensics analysis of hard drives on behalf of a group of news organizations in connection with the Florida recount in the 2000 presidential elections;

     - Providing employee screening services for new hires of Ryder System;

     - Providing integrated background checking and drug testing services for over 250 health care facilities in 28 states for Life Care Centers of America;

     - Conducting anti-terrorism and emergency response training for the approximately 10,500 employees of the New Jersey Transit Corporation; and

     - Assisting the District of Columbia Emergency Management Agency in establishing neighborhood-based emergency plans and providing emergency management training to District of Columbia residents.

COMPETITIVE STRENGTHS

     We believe that we benefit from the following competitive strengths:

     - LEADING BRAND NAME. The Kroll brand is among the most respected brands in our areas of operation;

     - GLOBAL INFRASTRUCTURE. Kroll's global presence and infrastructure provide the ability to deliver global solutions to multinational clients and multinational issues;

     - DIVERSIFIED REVENUE SOURCES. Our revenues are diversified over our five business groups and over a broad, diversified client base that includes both end user clients such as major corporations and clients that provide access to multiple engagements for their own clients, such as major law firms and investment banking firms. Our business groups include a favorable mix of cyclical and counter-cyclical businesses;

     - SCALABLE, COMPLEMENTARY PRODUCT/SERVICE MIX. Kroll's products and services are in high demand, include a significant component of scalable, recurring revenue products and services and sell into similar or complementary markets;

     - LONG-TERM, DIVERSIFIED, CLIENT RELATIONSHIPS. Kroll enjoys strong long-term relationships with its clients, resulting in a significant incidence of repeat client engagements and referrals; and

     - STRONG MANAGEMENT TEAM. Kroll's senior management team is experienced and proven and includes the top talent from our key past acquisitions.

GROWTH STRATEGY

     We intend to pursue our growth strategy by capitalizing on our many inherent strengths. Specifically, we plan to:

     - LEVERAGE OUR RELATIONSHIPS, BRAND, AND DIVERSITY OF SERVICES by expanding the relationships Kroll has within our client organizations, offering a broader array of integrated services and bundling our services to meet the risk mitigation requirements of specific sectors;

     - LEVERAGE OUR GLOBAL INFRASTRUCTURE to offer clients integrated cross-border services, particularly in corporate advisory and restructuring and background screening;

     - PROMOTE AND REINFORCE OUR POSITION AS THE INDEPENDENT ALTERNATIVE TO THE "BIG FOUR" AUDITING FIRMS FOR CONSULTING SERVICES through focused marketing and advertising initiatives;

     - FOCUS ON OUR FASTER GROWING BUSINESSES, such as corporate restructuring, forensic accounting, security, background screening, electronic discovery, and computer forensics; and

     - MAKE SELECTIVE ACQUISITIONS that leverage our brand, extend our service offerings, expand the array of scalable products and services we offer, create efficiencies, and are accretive to earnings with a focus on addressing specific needs within our existing businesses.

                                    SERVICES

     Our services are divided into five business groups. The following table presents the aggregate net sales for each of our service groups for the periods indicated:

                                                                SIX MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,           JUNE 30,
                              ------------------------------   -------------------
                                1999       2000       2001       2001       2002
                                ----       ----       ----       ----       ----
                                             (DOLLARS IN THOUSANDS)
Consulting Services Group...  $ 95,091   $103,102   $106,126   $ 53,331   $ 51,170
Corporate Advisory and
  Restructuring Group(1)....    37,217     58,126     89,991     47,352     51,957
Technology Services
  Group(2)..................    43,997     55,552     60,227     28,068     31,681
Security Services Group.....    29,108     28,812     24,129      9,966     14,409
Background Screening
  Services Group............    44,926     46,588     42,491     21,710     24,709
Information Security
  Group.....................     4,345      4,033         --         --         --
                              --------   --------   --------   --------   --------
     Total Services.........  $254,684   $296,293   $322,964   $155,427   $173,926

---------------
(1) Includes approximately $23.5 million, $37.7 million, $59.2 million, $29.9 million, and $31.8 million of net sales for the years ended December 31, 1999, 2000, 2001, and the six months ended June 30, 2002, respectively, which are attributable to Zolfo Cooper's historical corporate restructuring practice. All historical financial data of Zolfo Cooper is derived from the combined financial statements of Zolfo Cooper included elsewhere in this Current Report on Form 8-K. We acquired Zolfo Cooper on September 5, 2002.

(2) Includes approximately $43.4 million, $52.9 million, $55.8 million, $26.2 million, and $26.4 million of net sales for the years ended December 31, 1999, 2000, 2001, the six months ended June 30, 2001, and the period January 1, 2002 to June 13, 2002, respectively, which are attributable to Ontrack's historical technology services practice. All historical financial data of Ontrack is derived from the consolidated financial statements of Ontrack included in Kroll's Registration Statement on Form S-3 filed May 10, 2002. We acquired Ontrack on June 13, 2002.

CONSULTING SERVICES GROUP

     Kroll provides independent consulting services free from the audit conflicts experienced by major accounting firms. These consulting services include business and financial investigations, forensic accounting, business valuation, litigation consulting, due diligence, litigation intelligence, asset tracing and analysis, monitoring and special inquiries, market intelligence, and intellectual property and infringement investigations.

  SERVICES

     BUSINESS AND FINANCIAL INVESTIGATIONS. Through our multi-disciplinary global team of professionals with backgrounds in law, law enforcement, intelligence, and forensic accounting, we provide clients with the information and analysis necessary to make informed decisions about potential risks and suspected wrongdoing. Our investigative and fact-finding services are utilized by businesses, governments, non-profit institutions, law firms and individuals, and address issues as diverse as reputational threats, money laundering, organized crime, and management malfeasance. Our fraud investigations services encompass civil and criminal fraud, employee fraud and theft, management fraud and theft, procurement fraud, and the identification of secret commissions and kickbacks. We have broad experience in detecting, investigating and assisting clients in asset tracing and recovery, systems consulting, security, and internal control reviews and training on fraud awareness, prevention, and related topics.

     FORENSIC ACCOUNTING. Forensic accounting is the application of financial knowledge and skills, in conjunction with investigative strategies and techniques, to resolve, in a legally defensible manner, matters that are financial in nature. Our forensic and investigative accountants work with corporations, law firms, financial institutions, governments, and individuals to assist them in successfully handling complex, high risk, financial, and investigative situations. Our services include statutory and regulatory compliance, insurance claims, and quantification of economic damages.

     BUSINESS VALUATION. We provide business valuation services to corporations, individuals, financial institutions, government agencies, debtors, creditors, and counsel on behalf of themselves or their clients in matters including mergers, acquisitions, asset divestitures, management buy-outs, expropriations, tax and corporate reorganizations, executive stock option valuations, intangible asset valuations, estate and gift tax, corporate reporting requirements, marital dissolution, and commercial litigation such as breach of contract, partnership, and shareholder disputes.

     LITIGATION CONSULTING. We provide litigation consulting services to outside counsel and in-house lawyers to assist them in the preparation and resolution of litigation or arbitration proceedings and in designing settlement strategies. These services include:

     - Expert Testimony. We render expert opinions at trial or in regulatory proceedings concerning proof of business facts, damage calculations, and other matters. A number of our senior staff members are experienced expert witnesses.

     - Expert Consultation. We assist counsel to evaluate whether actionable conduct occurred and/or develop an effective strategy for obtaining a favorable settlement or judgment in pending litigation.

     - Facilitation. We assist disputants using alternative dispute resolution mechanisms, such as mediation or arbitration, in which they, or the trier of fact, retain decision-making authority.

     - Trier of Fact. We serve as arbitrators and also advise clients employing an arbitrator or a special master to resolve a dispute.

     DUE DILIGENCE. We help our clients conduct in-depth investigations into prospective transactions to minimize risk and help ensure success. Without proper due diligence, businesses are exposed to an increased likelihood of financial losses and liabilities as well as injured reputations. We provide comprehensive background information and intelligence in areas such as personal and business reputation, financial and operating history, verification of key representations, records of litigation, liens or judgments, environmental liabilities, and other actual or potential problems.

     The due diligence and background information and analysis that we furnish are intended to be useful for lenders, underwriters, potential acquirers, and other businesses concerned with assessing and attempting to minimize the risks related to critical financial and other business decisions. These services include pre-transaction intelligence, due diligence investigations, competitor intelligence and analysis, intelligence in contests for corporate control, and market entry intelligence related to business partners, clients, and critical vendors.

     LITIGATION INTELLIGENCE. We assist counsel in developing evidence to support a claim or defense, identifying and locating material witnesses, investigating adverse witnesses, process management, assessing the strategic goals and financial commitment of the opposition, and helping to assess whether an adequate recovery can be obtained if a lawsuit is successful. Our wide-ranging information gathering can help businesses and legal strategists decide whether to sue, go to trial or employ alternative dispute resolution and whether, and at what level, to negotiate a settlement.

     ASSET TRACING AND ANALYSIS. Our asset tracing services consist of tracing and locating assets anywhere in the world. This includes developing financial profiles and lifestyle assessments in connection with bankruptcy cases, loan defaults, internal investigations, and other due diligence requests by clients. In many cases, we have worked with trustees in bankruptcy and insolvency, creditors' committees, bankers in workout and restructuring departments and litigation and bankruptcy attorneys in conducting searches for concealed or undisclosed assets. In other contexts, clients may be interested in a financial profile or asset analysis of a person in connection with a potential business relationship, lawsuit or internal investigation. We believe that our asset searching and analysis techniques are effective both in uncovering assets and in bringing debtors to the negotiating table.

     MONITORING SERVICES AND SPECIAL INQUIRIES. We provide monitoring services to, and conduct special inquiries for, clients that require an independent fact finder to uncover and end fraud and implement systems that monitor compliance. Our lawyers, forensic accountants, investigators, analysts and industry experts seek to identify violations of federal or state regulatory requirements or corporate policies and consult with clients to establish systems to audit and ensure compliance with these regulatory requirements or policies. We serve as an objective fact finder whose work product could be turned over to a questioning government regulator or a skeptical and vocal segment of the public.

     MARKET INTELLIGENCE. We apply our broad range of investigative and financial expertise to assist businesses in analyzing and evaluating market conditions, market opportunities and the competitive environment within their industries.

     INTELLECTUAL PROPERTY AND INFRINGEMENT INVESTIGATIONS. Our investigators help to investigate and devise strategies to solve problems such as thefts of trade secrets, threats and hostile acts, gray market and counterfeit products, and patent and trademark infringements. We attempt to determine the source and extent of the problem, develop information about the parties responsible, minimize damage to the client, and propose effective measures to prevent further losses.

  CLIENTS

     Our Consulting Services Group clients include law firms, multinational corporations, financial institutions, government agencies, shareholders, investors, and individuals in a wide range of business sectors. Whether as direct clients or as sources of referral engagements, law firms form a significant element of Kroll's client base for our Consulting Services Group. Our financial institution clients include many of the largest international investment banks, numerous commercial banks, insurance companies, and other significant credit institutions. Many of these clients, particularly law firms, multinational corporations, government agencies, and financial institutions are also significant sources of business for our Corporate Advisory and Restructuring and Technology Services Groups and, to a lesser extent, our Security Services and Background Screening Groups.

     Our consulting services are charged in one of two ways; (i) on an hourly basis or (ii) on a negotiated project, or fixed fee, basis. On hourly assignments, we generally charge for our services at varying rates, depending upon the type of service being provided, the knowledge, skill and experience of the individual professionals providing the service and the competition that exists in providing the service. Providing services on a fixed fee basis enhances the potential for higher profit margins. However, these arrangements can also result in unexpected losses on a particular project. We believe that this risk is reduced by being spread over a number of fixed fee arrangements and through our contracting process that specifies the actual steps that are required to be performed for the fixed fee.

  COMPETITION

     We face competition in our Consulting Services Group from local, regional, national, and international accounting firms, forensic accounting, litigation support, investigative and other specialist consulting firms, including the "Big Four" accounting firms, Navigant Consulting, Huron Consulting, and Standard and Poor's.

CORPORATE ADVISORY AND RESTRUCTURING GROUP

     Kroll acts in an advisory capacity to, and as interim management of, financially troubled companies and advises all the various stakeholders involved in the reorganization process throughout North America and Europe. We have greatly expanded our size and capabilities in corporate advisory and restructuring services since we entered the business in 1999. The largest expansion came with our recent acquisition of Zolfo Cooper in September 2002. We believe that the number of financial restructurings and bankruptcies will continue to grow due to intense competition and rapidly changing markets in many industries, corporate malfeasance, the deregulation of various industries and the recent lengthy period of economic growth during which many companies expanded and borrowed aggressively, followed by the recent recessionary environment.

     We also anticipate that bankruptcies and other corporate restructuring assignments will increasingly involve multinational assets, thereby reinforcing the need for a single provider that can carry out the corporate restructuring assignments both in North America and Europe, using local personnel.

  SERVICES

     We represent both debtors and creditors in bankruptcies, restructurings and other situations involving financially troubled companies. We offer these services throughout North America and Europe. We also act as court appointed officers in bankruptcy and insolvency proceedings.

     Debtor Representation. When advising a corporate debtor, we work with the company's management to assess the client's financial condition and viability, and then structure and implement a business rehabilitation plan designed to increase the probability that the rehabilitation will be successful. The key factors influencing whether the process is carried out in or out of court are the need for and availability of financing, the relative concentration and size of claims, the extent of legal and contractual impediments, and the types of products or services offered by the debtor. Tactics aim at reestablishing credibility to garner support for the reorganization process and a consensual reorganization and/or restructuring plan. We have advised and assisted troubled companies to resolve virtually all critical reorganization process issues in both judicial and non-judicial reorganizations.

     In the business stabilization phase, we seek to reduce a company's burn rate and arrange emergency debtor-in-possession financing on the client's behalf; restore credible communications with clients, employees, vendors and other creditors; assist the company as it negotiates with its lenders to restructure its debt; and assess the viability/potential liability of the business, which involves an analysis of the industry, business, profit structure, capital structure, and management infrastructure of the client.

     In pursuing business rehabilitation efforts, we work with management to structure and implement a realistic business plan for the client. Such plans typically involve asset sales and business divestitures, operations improvement and cost reduction, improved operational and financial controls and the normalization of external and internal relationships. We also work to ensure that reports on the performance of the business plan are available on a timely basis.

     In addition, we provide support and assistance in fact-finding, negotiation, litigation and analyses of feasibility and best interests of the client in the development of a consensual reorganization and/or restructuring plan.

     If an out-of-court workout appears unlikely, we assess the impact of a bankruptcy filing on the client's financial condition and operating performance and seek debtor-in-possession financing on the client's behalf. If the client voluntarily files bankruptcy or is involuntarily forced into bankruptcy, we will assist in managing the entire bankruptcy process, including structuring, negotiating with creditors and implementing the plan of reorganization. We also render expert testimony in connection with the bankruptcy proceeding on such issues as business unit valuation and economic loss.

     Creditor Representation. When assisting either secured or unsecured creditors, we seek to maximize amounts recovered by them from the debtor in either out-of-court or in-court proceedings. In a workout engagement, we evaluate and monitor the quality and value of the collateral and any other assets available to the creditor, analyze the debtor's business plan and underlying cash flow projections and assess the adequacy of the debtor's financial reporting systems. Based on our analysis, we then assess the debtor's viability and develop and evaluate a restructuring plan. In the event that an out-of-court workout is not feasible, we assist creditors in deciding whether to provide debtor-in-possession financing, in working through the bankruptcy process and in structuring and evaluating various reorganization plan alternatives.

     In the context of our work for debtors and creditors, we regularly provide:

          Operational Turnaround Services. We conduct a detailed review of the operations of our clients and assist in devising and implementing an operational plan that optimizes profits and cash flow. Our consultants provide clients with assistance that optimizes their competitive advantages and improves profits and cash flows to augment investment returns and increases shareholder values.

          Strategic Advisory Services. We assist companies in devising, reformulating and executing upon strategic plans that will assist in maximizing competitive strength, financial health, and shareholder value.

          Financial Crisis Management. We provide crisis management services in which our teams perform senior management functions such as chief executive officer, chief operating officer, chief financial officer or chief restructuring officer within companies facing turnaround, financial restructuring and bankruptcy reorganization challenges.

          Corporate Finance Services. We assist clients in developing and implementing financial programs that are suitably aligned with the client's needs. Our services include assistance with and advice on debt and equity restructurings, financings, mergers and acquisitions, divestitures, and capital raising.

REGIONS

    NORTH AMERICA

     Kroll's North American corporate advisory and restructuring practice consists of the former Zolfo Cooper practice recently acquired by Kroll, combined with Kroll's existing corporate advisory and restructuring practice. Zolfo Cooper has worked with some of the U.S.'s largest public companies across a variety of industries, including retail, transportation/logistics, telecommunications, manufacturing, and real estate.

     As part of our North American advisory and restructuring practice, we provide services to financially distressed companies and, to secured and unsecured creditors of, lenders to, and investors in, these companies. Our financial recovery professionals advise companies and creditors in some of the largest, most complex bankruptcy proceedings and out-of-court restructurings in the United States and Canada. For example, we have recently been retained as interim management, Chief Restructuring Officer, and acting Chief Executive Officer of Enron in one of the largest bankruptcies in U.S. history. We have helped hundreds of troubled companies recover and restructure their operations by investigating and reviewing their management accounts, financial systems and operations. We also help them implement turnaround strategies and design innovative solutions that can increase sales and profits, lower costs, and improve efficiency. Banks and other institutional lenders also turn to us for financial forecasts, advice, and intelligence prior to taking on new loans or advancing additional funds to current clients. We have experience in representing all of the various stakeholders involved in a company's restructuring process, but the substantial majority of our representation has been for the debtor and to a lesser extent, for institutional creditors or equity holders. While this work is both with and without court supervision, the majority of our work is not court supervised.

    EUROPE

     Kroll's European corporate advisory and restructuring practice consists of our pre-existing Kroll Buchler Philips business based in Europe. Kroll is the largest independent (non "Big Four" accounting firm) practice in Europe, with over 200 professionals in five offices.

     The skills and services of our European practice are substantially similar to our North American practice. However, as a result of the differences in bankruptcy administration between the United States and Europe, our European practice is primarily focused on creditor representation in court supervised engagements.

     Operating from a United Kingdom base, Kroll conducts corporate restructuring engagements throughout Europe, demonstrating a strong understanding of the diverse business, cultural and legal environments within which European troubled companies operate.

     A major component of Kroll's pre-existing European corporate restructuring practice has been managing the European aspects within the cross-border bankruptcies and restructurings of U.S. based multinational corporations. Recent examples include our engagement on the European components of the Federal Mogul, Global Crossing and Budget Rent a Car Corporation bankruptcies and restructurings. With the addition of the Zolfo Cooper business, Kroll is now situated to represent clients in both the U.S. and European aspects of such cross-border bankruptcies and restructurings.

  CLIENTS

     The principal clients of our Corporate Advisory and Restructuring Group include multinational corporations, institutional and other creditors, government agencies, lawyers, accountants, financial institutions, investors, and other stakeholders in troubled companies. Some of our more notable engagements include Enron, Federal Mogul, Federated Department Stores, Sunbeam, Laidlaw, Washington Group International, Polaroid, Morrison Knudsen, Pegasus Gold, NationsRent, and ICG Communications.

     Our corporate advisory and restructuring services are typically charged on an hourly basis as well as on a negotiated project, or fixed fee, basis. In addition, a significant portion of our Corporate Advisory and Restructuring Group's sales each year has been attributable to contingent fees and a relatively small number of clients, which vary significantly from year to year. See "Risk Factors -- We Face A Number Risks In Connection With Our Acquisition Of Zolfo Cooper".

  COMPETITION

     We face competition in our Corporate Advisory and Restructuring Group from national and international accounting firms and specialist corporate recovery firms such as FTI Consulting, Crossroads, Alvarez & Marsal, and AlixPartners.

TECHNOLOGY SERVICES GROUP

     Kroll provides electronic discovery, data recovery, and computer forensics services as well as software solutions related to these services.

  SERVICES

     ELECTRONIC DISCOVERY. We conduct, manage and advise upon the collection, analysis, and production of electronic documents and data within the legal discovery process. Our data collection process enables us to capture data from business software applications, multiple geographic locations, email systems, and IT platforms. Our data collection options can take the challenge and frustration out of gathering electronic data during the discovery phase of litigation. Collection options range from consulting services and the use of our data collection software to the use of our data gathering experts, who work on-site to capture the data. Our collection experts have gathered data from thousands of global sites and have experience with virtually every hardware and software platform.

     Once data is collected, our data analysis process helps clients to eliminate those electronic documents that are not responsive or relevant to discovery requests. Our DataTrail strategy and software technology limit the universe of electronic discovery and save clients valuable review time and costs by identifying computer files from key individuals involved in the case, searching by keyword for relevancy and privilege, reducing redundancies, flagging extremely large files potentially not relevant to the case and eliminating blank pages. When collection and analysis are complete, our project managers work closely with our engineers and the client and its legal representatives to orchestrate the delivery of electronic data for review. The information generated from the collection and analysis phases is then delivered in the format best suited for each client's case, including printed documents, litigation support software and electronic repository.

     DATA RECOVERY. Using our proprietary tools and techniques, we recover lost or corrupted data from virtually all operating systems and types of storage devices through do-it-yourself, remote and in-lab capabilities. Our Ontrack DataTrail electronic discovery solutions help companies, law firms and federal agencies to quickly and cost-effectively recover electronic information for use in investigations, litigation and other legal matters. We also offer award-winning PC utility software programs that help prevent critical data loss through a broad line of problem-solving, file-management and productivity utilities.

     In order to address the wide variety of data recovery needs of our clients, we have developed and offer a broad range of service solutions ranging from engineer assisted in-lab and Remote Data Recovery service to on-site data recovery service. Our data recovery tools and expertise give us the ability to recover data stored on nearly all types of storage media and operating system formats and to offer creative, customized, real-time solutions to clients facing unique data recovery situations.

     Clients who contact us for help in recovering their data are connected to a customer service representative who quickly assesses the data loss situation, describes associated pricing and identifies recovery options. Clients requesting engineer-assisted services will then provide us access to their data in one or more ways: for in-lab service, their hard disk drive or other storage media will be shipped to a Kroll in-lab facility; for Remote Data Recovery service, clients connect their computer system to a Kroll server via a modem or Internet connection; and for on-site service, our engineers travel to a location identified by the client. Thereafter, a thorough diagnostic evaluation is performed to determine the nature and cause of the data loss, to quantify and identify data that can be recovered and to develop a recommended course of action. After reviewing the results of the evaluation, the proposed solution and pricing information, the client chooses whether to proceed with a data recovery solution.

     Recoveries are performed using one or more of our data recovery tools. These tools include numerous proprietary software programs, specialized devices, fixtures and other equipment. The final deliverable -- recovered data -- is provided in a number of ways depending on the type of service solution chosen by the client: in-lab service delivers the data on the client's preferred choice of media; Remote Data Recovery service repairs and recovers data directly to the client's originating system media; and on-site service may use either or both methods.

     COMPUTER FORENSICS. We provide investigative resources to assist clients in matters such as collecting data from computers, logs, networks and other sources to facilitate investigations and tracing employees, competitors and others using Internet bulletin boards to start rumors about stocks, to post trade secrets or to conduct cyberterrorism. We also help clients track down web-based intellectual property thefts, counterfeit goods and criminals that use the Internet to steal information or property and commit fraud.

     By using sophisticated forensic software, we also help clients access information recovered from hard drives and reconstruct computer data that may be introduced as evidence in legal proceedings. Our attorneys and project managers begin computer forensic projects by consulting with clients to create an effective strategy for collecting, analyzing and processing the data. Our computer forensic engineers are trained to identify where key evidence is likely to be located on the computer hard drive and to piece together the information to obtain a comprehensive and thorough account of events or computer usage.

     Because the data we produce is often entered into evidence in court proceedings, we follow a strict chain-of-custody procedure. We follow carefully developed procedures that address security, authenticity, and chain-of-custody of the original media. Our engineers are often called upon to testify as expert witnesses to describe the computer forensic services that we perform.

     Our computer forensic experts retrieve data from virtually all storage and operating systems, including many antiquated systems. Our engineers can also often determine whether computer evidence was tampered with, altered, damaged, or removed. Once data analysis is complete, our computer forensic engineers work to support the client's case with customized reports about the data collected and produced, providing data for affidavits or other pleadings and providing expert testimony and reports.

     SOFTWARE. In addition, Kroll continues to offer certain software utilities and other software solutions, such as our Disk Manager Product, related to our data recovery, electronic discovery, and computer forensics offerings.

  CLIENTS

     In our technology services business, we provide data recovery services to clients ranging from Fortune 500 companies, governmental agencies, and educational and financial institutions to small businesses and individuals. We obtain clients through referral relationships with other services companies and corporate partners, including major computer manufacturers, who offer and promote our services solutions to their clients. The principal client base for our electronic discovery and computer forensics services are major U.S. law firms. We intend to utilize our existing relationships with these major U.S. law firms to grow this segment of our business. Additionally, we enjoy long-standing relationships with hard disk drive manufacturers that license our Disk Manager product.

     Our technology services are typically charged on a negotiated project, or fixed fee, basis depending on the type of service we are retained to provide. In addition, we typically charge our clients a per-page fee for each page of data that we recover in connection with our data recovery service. We charge for our software solutions on a per unit basis.

  COMPETITION

     We face competition in our technology services business from small, independent service providers and technology companies, litigation support companies, and printers that have specialties in areas where we provide services, including Applied Discovery, Electronic Evidence Discovery, Daticon, Fios, IKON Office Solutions, and Merrill. Our desktop utility software products compete with products offered by much larger companies such as Network Associates.

BACKGROUND SCREENING GROUP

     Kroll provides pre-employment and security background screening, drug testing, claims integrity, and surveillance.

  SERVICES

     PRE-EMPLOYMENT AND SECURITY BACKGROUND SCREENING. We verify job applicant background information for employers. The background investigations are made through the use of databases, independent contractors, and other sources. Screening procedures include reviews of credit histories, reference checks, criminal and civil records, workers' compensation histories and driving records, education, and credential verification among others. Services also include identity theft prevention and investigation and compliance programs in regulated industries.

     DRUG TESTING. We own and operate a state-of-the-art laboratory providing drug testing services to corporate and institutional clients seeking to detect and deter the use of illegal drugs. The laboratory is certified by the federal Substance Abuse and Mental Health Services Administration to conduct drug testing using forensic procedures required for legally defensible test results. Our drug testing services also include assisting clients with the development of drug testing programs, training client personnel, managing specimen collections, arranging for transportation of specimens to our laboratory, identifying trends in local and national drug use, interpreting test results and providing expert testimony concerning test results.

     SURVEILLANCE SERVICES. We provide video surveillance services to our clients investigating exaggerated disability claims and other frauds. In performing surveillance, we utilize our fleet of mobile surveillance units stationed throughout the United States, each containing equipment designed to obtain clear video footage without detection.

  CLIENTS

     Our Background Screening Group clients include a broad array of domestic and multinational corporations and financial institutions.

     Our background screening services are typically charged either on a per service basis, a standard packaged price or a custom package of services, depending on the particular client's preference.

  COMPETITION

     We face competition in our Background Screening Group from other background checking companies that have specialties in areas where we provide services, including ChoicePoint, Total Information Services, ADREM Profiles, TransUnion, Yale, and Verifications.

SECURITY SERVICES GROUP

     Kroll provides security services that include security architecture and design, corporate security consulting and crisis management, emergency management, environmental services, and protective services operations and training.

     SECURITY ARCHITECTURE AND DESIGN. We provide comprehensive planning, engineering and design services, customized to meet the requirements of clients for physical site protection. We offer a wide range of technical services from master planning through construction, including facility review and threat assessment, security systems planning and design, architectural security recommendations, system specification and bid award assistance, and installation and project management.

     CORPORATE SECURITY CONSULTING AND CRISIS MANAGEMENT. Prior to the events of September 11, our clients primarily sought security services in reaction to crises as they arose. In the aftermath of the terrorist attacks, our clients are seeking more preventative security measures. We offer a variety of consulting services to assist businesses in safeguarding their employees, clients, operations and premises, and in meeting and managing unexpected crisis. These services include review of security policies and procedures, assessment and training of security staff, crisis management and business continuity planning and exercises, and response product contamination.

     EMERGENCY MANAGEMENT. Our services include emergency management and homeland security counter-terrorism initiatives for government agencies, health care institutions, and air, sea and rail transportation agencies. We assist these clients with program planning, incident response and personnel training.

     ENVIRONMENTAL SERVICES. We offer comprehensive environmental due diligence and compliance assessments, environmental property assessments, EHS management systems design and implementation, independent auditing and monitoring, environmental investigations and litigation support, environmental crisis management and remedial services, product safety and security, laboratory safety and security, biological, chemical and radiological threat assessment and monitoring.

     PROTECTIVE SERVICES OPERATIONS AND TRAINING. We provide personal protection programs, travel intelligence, and training for law enforcement officials, military personnel, and business executives. On a worldwide basis, our security specialists can provide trained drivers, security escorts or full protective details for high-risk personnel. At The Crucible, our training school in Fredericksburg, Virginia, we provide training for defensive driving, surveillance detection, executive protection, close quarters combat, and kidnap avoidance. Our personal security seminars are offered both at The Crucible and at client sites.

  CLIENTS

     Our Security Services Group clients include multinational corporations, government agencies, major architecture firms and commercial property owners, transportation authorities, individuals and financial institutions.

     Our security background screening services are typically charged either on a per service basis, a standard packaged price or a custom package of services, depending on the particular client's preference. Security training is generally charged on a per course basis or on a custom priced arrangement.

  COMPETITION

     We face competition in our Security Services Group from investigative and security firms, guard companies, consultants and individual subcontractors that have specialties in areas where we provide services, including Vance International, Inc. and Securitas AB and its subsidiary, Pinkerton Consulting & Investigations, Inc.

MARKETING AND SALES

     Our services in our five business groups are marketed and sold by three different types of sales personnel, including senior professionals, full time sales and marketing staff and global sales managers. As of June 30, 2002, we had approximately 130 senior professional service providers, who are expected to provide marketing services; approximately 142 full time sales and marketing employees, who work in regional markets; and two global sales managers, who market and sell all our varied services, both in the United States and abroad. Our regional markets include the Eastern, Western and Central United States, Canada, Europe, Latin America and Asia.

     We rely principally on our senior professional service providers not only to service existing clients, but also to develop and market new business. We obtain engagements from a client's board of directors, executive officers and management and a variety of other corporate officials. Our senior professionals act as relationship managers for our major clients. A significant part of our marketing efforts consist of maintaining and developing these personal relationships. Our full time regional sales and marketing staff coordinates local and regional sales and marketing efforts around the world. These sales and marketing efforts include direct client sales efforts and marketing sales efforts, including seminars, briefings, receptions, breakfast and lunch meetings, direct mail and selected advertising in trade and other journals. Our sales and marketing events are promoted through our Internet website and mailings periodically sent to thousands of clients and prospective clients. Our global sales managers are expected to work with targeted clients with which we have done significant business in the past to expand their relationships with Kroll by selling them a broader range of services. In addition to targeting new clients, our marketing efforts also attempt to increase business with existing clients by increasing clients' awareness of the range of services we offer and by increasing the number of decision makers within a client's organization who are aware of the range of our services.

     A significant portion of the marketing for services offered by our Technology Services Group involves general name recognition, repeat business and referrals from existing clients and third-party referral arrangements. We have dedicated sales and marketing resources to develop referral relationships with other services companies and corporate partners, including major computer manufacturers, that offer and promote our services solutions to their clients. We also educate the legal market about electronic discovery through our senior professionals and legal consultants that provide training on electronic discovery and computer forensics to leading law firms.

     Services offered by our Background Screening Group are primarily marketed and sold through a full-time sales staff and independent contractors that work on a commission basis. These salespeople target corporations and other enterprises that have multiple locations but centralized decision making.

     We classify our sales by where the services are delivered; international sales are services delivered outside the United States. For the years ended December 31, 1999, 2000 and 2001 and the six months ended June 30, 2002 (as adjusted to include sales from Ontrack and Zolfo Cooper), 67.2%, 68.9%, 69.4% and 72.5%, respectively, of our net sales were attributable to services delivered in the U.S. Although many of our clients utilize these services on a periodic basis, comparatively few clients utilize our services on a long-term continuing basis and the clients that account for a material percentage of net sales in any year may vary widely. Many of our clients who use our services on a periodic basis are retained through referrals from existing clients. All historical financial data of Zolfo Cooper are derived from the combined financial statements of Zolfo Cooper included elsewhere in this Current Report on Form 8-K. All historical financial data of Ontrack are derived from the combined financial statements of Ontrack included in Kroll's Registration Statement on Form S-3 filed on May 10, 2002.

EMPLOYEES

     As of June 30, 2002, we had a total of 1,994 full-time employees, of whom 142 were in marketing and sales, 345 were in operations, 979 were professional services providers and 528 performed general and administrative services. In addition, we had 333 part-time employees. Of a total of 2,327 employees, 1,529 were located in the United States and 798 were located abroad.

     Our employees are not represented by a union and are not covered by any collective bargaining agreements. We have not experienced any work stoppages or employee related slowdowns and believe that our relationship with our employees is good.

GOVERNMENT REGULATION

     All of our business groups are subject to various federal, state, local and foreign laws and regulations. A number of our subsidiaries hold private investigative licenses from, and their investigative activities are regulated by, state and local government agencies in various jurisdictions. We also use some data from outside sources, including data from third party vendors and various government and public records services, in performing our services, the use of which is regulated by certain laws and regulations. To date, applicable laws and regulations have not interfered materially with the manner in which we obtain information and conduct our operations, including our access to data used in our business. However, changes in these laws and regulations or the adoption of new laws or regulations, particularly those relating to privacy, could interfere with our method of operations and access to data and, as a result, materially adversely affect our business.

     Additionally, the laboratory of our drug testing subsidiary, Laboratory Specialists of America, Inc., is certified on the federal level and licensed in a number of states. If the subsidiary's certification were suspended or lost, we would not be eligible to perform testing for various clients requiring this certification, which could materially adversely affect the drug testing services aspect of our business.

     We believe that we currently conduct our activities and operations in substantial compliance with applicable governmental laws and regulations.

ENVIRONMENTAL MATTERS

     Our drug testing laboratory located in Gretna, Louisiana and The Crucible training center in Fredericksburg, Virginia are subject to a number of environmental laws, regulations and ordinances governing activities that may have adverse environmental effects, such as discharges to air and water, as well as handling, storage and disposal practices for solid and hazardous materials. These laws also impose liability for the cost of remediating, and damages resulting from, sites of past releases of hazardous materials. We believe that we currently conduct our activities and operations in substantial compliance with applicable environmental laws.

INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION

     We rely on a combination of trade secret and trademark laws, confidentiality procedures, contractual provisions and patent and copyright laws to protect our proprietary rights in our products and technology. These measures may not be adequate to protect our trade secrets and proprietary technology. As a result, unauthorized parties may copy or otherwise obtain and use our products or technology. We may not be able to detect all instances of infringement. Furthermore, we may be subject to additional risks as we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protection of our rights may be ineffective in these countries. If we must engage in litigation to defend and enforce our intellectual property rights, either in the United States or in other countries, we could face substantial costs and diversion of resources, regardless of the outcome of that litigation. Any future attempt to enforce our intellectual property rights might not be successful, might result in royalties that are less than the cost of such enforcement efforts, or might result in the loss of the intellectual property altogether. Even if we succeed in protecting our intellectual property, others may independently develop similar technologies or products that do not infringe on our intellectual property.

LEGAL PROCEEDINGS

     We have been named as a defendant in eight lawsuits alleging that our officers and directors breached their fiduciary duties in connection with the now terminated proposed acquisition of a majority of our shares by a company formed by Blackstone Capital Partners III Merchant Banking Fund L.P. Five of the lawsuits were filed in the Court of Common Pleas, Butler County, Ohio, and were consolidated on November 29, 1999. The remaining three lawsuits were filed in the United States District Court for the Southern District of New York and were consolidated on November 30, 1999. The plaintiffs allege that Kroll's officers and directors breached their fiduciary duties by deferring acquisitions, by negotiating an inadequate acquisition price, by failing to engage in arms-length negotiations and by failing to seek redress from Blackstone after Blackstone terminated the proposed transaction. The plaintiffs also allege that Blackstone and AIG aided and abetted the directors' and officers' alleged breaches of fiduciary duties. The plaintiffs seek to bring their claims derivatively on behalf of Kroll. They seek a declaration that the individual defendants breached their fiduciary duty and damages and attorneys' fees in an unspecified amount. The parties have entered into a memorandum of understanding concerning the settlement of these actions. The proposed settlement will require the approval of the New York and Ohio courts. We cannot guarantee the proposed settlement will be consummated.

     Kroll Linquist Avey Co. (formerly Lindquist Avey Macdonald & Baskerville, or LAMB), a subsidiary of Kroll, and several of its principals have been named as third-party defendants in a lawsuit filed in the Ontario Superior Court of Justice by HSBC Securities (Canada) Inc., formerly Gordon Capital, an investment dealer, or HSBC. HSBC filed the underlying suit against Gordon Capital's former law firm, Davies, Ward & Beck, or DW&B, seeking damages in the amount of approximately CDN$40,000,000. HSBC alleges DW&B negligently advised Gordon Capital during 1991 through 1993 with respect to its rights concerning trading losses and irregularities by a client account manager and various insurance bonds relating to such losses and irregularities. HSBC further alleges various suits and declaratory judgment actions involving the insurers were filed in 1993 and that summary judgment granted in favor of the insurers in 1996 was affirmed on appeal to the Supreme Court of Canada on the basis that the limitation period under the bonds had expired without an action being commenced for recovery of Gordon Capital's losses. Gordon Capital, DW&B and LAMB entered into various tolling agreements until the matters pending with the insurers were exhausted. In April 2000, HSBC filed suit against DW&B. In July 2001, DW&B filed a third-party claim against LAMB and certain principals for contribution and indemnity. An amended third-party claim was filed in September 2001. The third-party claim alleges DW&B retained LAMB in June 1991 to examine the trading irregularities and to advise Gordon Capital in respect of its dealings with its insurers and that LAMB acted negligently in carrying out these services. Third party claims have also been filed against some entities formerly known as Peat Marwick Thorne, Gordon Capital's alleged former auditors, and AON Reed Stenhouse, Inc., Gordon Capital's alleged former insurance broker. While this matter is at a preliminary stage and no discovery has been conducted, LAMB and its principals believe that they have meritorious defenses to the claims and intend to defend them vigorously.

     In addition to the matters discussed above, we are involved in litigation from time to time in the ordinary course of our business; however, we do not believe that such litigation, individually or in the aggregate, is likely to have a material adverse effect on our business, financial condition, results of operations or cash flows.

                        LIQUIDITY AND CAPITAL RESOURCES

     GENERAL. Kroll historically has met its operating cash needs by utilizing borrowings under its credit arrangements to supplement cash provided by operations. We currently believe that the net proceeds from this offering combined with the available borrowings under the credit facility, the cash acquired in the merger with Ontrack, and Kroll's anticipated cash from future operations, will be sufficient to fund our operations for at least the next 12 months.


     CREDIT FACILITIES AND SENIOR NOTES. In 2001, Kroll entered into an amended and restated loan agreement to provide for a revolving credit facility that initially amounted to $40.0 million. This agreement was terminated on November 14, 2001 when Kroll repaid all amounts outstanding under the agreement. At that time, Kroll also repaid all of its outstanding senior notes. The outstanding loans under the revolving credit facility lender and the senior note holders were repaid with the proceeds from the sale of Kroll's Security Products and Services Group to Armor on August 22, 2001 and the proceeds from the sale of the 6% convertible notes described in the next paragraph.

     In November 2001, Kroll obtained new financing of $30.0 million in the form of 6% senior secured subordinated convertible notes due 2006. The notes mature on November 14, 2006 and bear interest at the rate of 6% per annum payable semi-annually. However, 12% per annum will accrue on any principal payment that is past due. In May 2002, Kroll made the first required interest payment of approximately $0.9 million. Kroll may redeem these convertible notes at par plus accrued interest, in whole or in part, beginning on November 14, 2004, provided the note holders have been notified in writing 20 days in advance. The note holders may, at any time prior to one day before the earlier of the maturity date or the redemption date, convert all or a portion of the principal amount of the notes into Kroll common stock at the conversion price of $10.80 per share. The $30.0 million of notes are immediately convertible into 2,777,777 shares of Kroll common stock, subject to customary and other anti-dilution adjustments.

     In connection with the issuance of the 6% convertible notes, Kroll recorded a notes discount of approximately $11.4 million based on the difference between the closing price of its stock on the issuance date and the conversion price. In addition to the stated 6% interest, the discount will be amortized as non-cash interest expense over the expected 5-year life of the notes. Barring early conversion by the noteholders or early redemption by Kroll, the additional non-cash interest expense resulting from this discount amortization will average approximately $2.3 million or 7.6% per year on the $30.0 million aggregate principal amount. Upon conversion or redemption of the notes, Kroll will record a non-cash interest expense equal to the unamortized notes discount at the time of conversion. A significant portion of the proceeds from these notes was used to retire Kroll's amended bank loan and senior notes (see note 8(c) of the notes to the consolidated unaudited financial statements contained in Kroll's Annual Report on Form 10-K for the year ended December 31, 2001). Excess proceeds of approximately $8.4 million were used for working capital to fund operations.

     The notes were originally secured by assets of Kroll and its material domestic subsidiaries and the pledge of the stock of certain of Kroll's subsidiaries and were subordinate to the security interest and rights of the then existing credit facility lender. The notes also contained certain customary covenants, including covenants that prohibit Kroll from disposing of any material subsidiary, incurring or permitting to exist any senior or pari-passu debt other than the $15.0 million debt owed to Foothill Capital Corporation described below, or any liability for borrowed money, guaranteeing the obligations for borrowed money of any third party, creating or permitting to exist any material liens on assets of material subsidiaries or entering into a transaction prior to November 14, 2003 that involves a "change in control" of Kroll (as defined in the notes). The notes are payable upon any change in control of Kroll at the option of the holders and the note holders had the right to designate an observer to the board of directors.

     On September 5, 2002, Kroll agreed with Palisade Concentrated Equity Partnership, L.P., the holder of two-thirds of Kroll's outstanding 6% Convertible Notes in the aggregate principal amount of $30.0 million, to amend certain agreements in respect of all of the 6% convertible notes. Under the amendments, the security interest of all the noteholders was terminated and the collateral securing all of the 6% convertible notes was released. In addition, the amendments deleted all of the negative covenants in respect of all of the 6% convertible notes (several of which are described above). Furthermore, Palisade, the only noteholder who had the right to designate a board observer, no longer has this right. Palisade also agreed to subordinate $20.0 million in aggregate principal amount of the 6% convertible notes that it owns to borrowings under the new credit facility.

     In connection with these amendments, we agreed that if the volume weighted average price of the common stock for the 15 trading days commencing on September 6, 2002 is less than $21.00 per share, we will pay to Palisade the difference between the volume weighted average price for the 15-day trading period and $21.00 for each of the shares of common stock into which their 6% convertible notes are convertible, up to the maximum of $2 million. This payment will be reduced by the amount Palisade receives in excess of $21.00 per share for each share it sells during the 15-day trading period. Palisade shall not be entitled to the payment if at any time during the trading period it sells (long or short) an aggregate of 1,000,000 or more shares of common stock. Palisade has also agreed to enter into a customary lock-up for the period commencing at the end of the 15-day trading period and expiring 90 days following the pricing of the proposed offering.

     Effective June 3, 1999, with the acquisition of Buchler Phillips, Kroll acquired a demand note with maximum borrowings of 2.5 million pounds sterling. The demand note bears interest at the Bank of England's base rate plus 1.5%. At June 30, 2002, the interest rate was 5.5%. In March 2002, maximum borrowings permitted under the demand note were increased from 2.5 million pounds sterling to 4.4 million pounds sterling, or $6.7 million as translated at June 30, 2002. Borrowings outstanding under this demand note were approximately $2.6 million and $1.5 million, as translated at December 31, 2001 and June 30, 2002, respectively.

     On February 21, 2002, Kroll executed agreements with Foothill Capital Corporation to provide a revolving credit facility of up to $15 million, subject to borrowing base limitations, for a term of three years. Through September 5, 2002, there were no borrowings under the credit facility. On September 5, 2002, Kroll terminated this credit facility.

 NEW CREDIT FACILITY

     On September 5, 2002, we entered into a new credit facility that provides for a $75 million three year term loan and a $25 million revolving credit facility. We borrowed $75 million under the term loan portion of the credit facility to pay a portion of the cash part of the purchase price for Zolfo Cooper. This loan will be repaid from the proceeds of this offering. See "Use of Proceeds." As of September 5, 2002, no loans were outstanding under the revolving credit facility. At our option, the interest rate on the revolving credit loans is based on either (i) LIBOR or (ii) the higher of the prime rate of Credit Suisse First Boston or the Federal Funds Effective Rate plus .50%. The interest rate we pay varies from 1.25% to 3.00% above LIBOR for our LIBOR borrowings and from 0.625% to 2.375% above the prime rate for our base rate borrowings depending, in each case, upon the ratings of our secured debt and our leverage ratio. Our ability to borrow under the revolving credit facility is also dependent on a borrowing base equal to 85% of the eligible receivables of Kroll and our subsidiaries that have guaranteed our obligations under the credit facility.

     Our credit facility contains financial covenants requiring us to meet:

     - fixed charge coverage test;

     - maximum leverage requirement;

     - minimum EBITDA requirements; and

     - maximum capital requirements.

     REPAYMENT, MANDATORY REPAYMENT AND VOLUNTARY PREPAYMENT. Our revolving credit facility requires quarterly payment of interest with a final payment of any outstanding balance payable on the maturity date of the loan, September 5, 2005, although we are required to prepay the loan to the extent of the proceeds of certain excess cash flows, and the proceeds of asset sales and the issuance of debt or equity securities.

     Subject to the conditions set forth in our credit agreement, we may make voluntary prepayments or reductions in commitments without penalty or premium, unless we prepay a LIBOR loan, in which case we will be required to pay any breakage costs.

     SECURITY AND GUARANTY. All of our material domestic subsidiaries have guaranteed our obligations under the credit facility. In addition, our obligations under the credit facility are secured by:

     - a lien on substantially all of our assets;

     - pledges of all of the shares of capital stock in all of our material domestic subsidiaries;

     - pledges of 65% of the capital stock in certain of our foreign subsidiaries;

     - a lien on substantially all of the domestic assets of our domestic subsidiaries;

     - pledges of the guarantors' capital stock in all of their material domestic subsidiaries; and

     - pledges of 65% of the guarantors' capital stock in certain of their foreign subsidiaries.

     RESTRICTIVE COVENANTS. The restrictive covenants set forth in our credit facility restrict us and the guarantors and their subsidiaries, from, among other things:

     - paying dividends;

     - incurring additional indebtedness;

     - permitting liens on their assets;

     - making investments exceeding specific dollar amounts;

     - merging into or consolidating with other entities;

     - selling or otherwise disposing of their assets; and

     - making certain loans or advances to us or certain of our subsidiaries or transfering certain any of our or our subsidiaries' properties or assets.

     EVENTS OF DEFAULT. Upon the occurrence of an event of default under our credit facility, the lenders may require that all amounts outstanding be repaid immediately and terminate our ability to make further borrowings and foreclose on the collateral. Each of the following events is, in some cases after the passage of time or notice or both, an event of default under our credit facility:

     - non-payment of amounts due under the loan facility;

     - breach of our covenants;

     - misrepresentation;

     - event of insolvency or bankruptcy;

     - certain judgments;

     - dissolution;

     - change of control;

     - failure of guaranties and collateral agreements to be in effect; and

     - certain ERISA events.

     CASH FLOWS FROM OPERATING ACTIVITIES. Operating activities provided $2.6 million in net cash for the six months ended June 30, 2001 compared to $5.6 million for the six months ended June 30, 2002. The $3.0 million increase from the 2001 period to the 2002 period reflects strong sales growth, which was partially offset by a corresponding increase in working capital investments to fund increased business activity. Kroll believes that its cash from operations will significantly increase as a result of the acquisition of Zolfo Cooper.

     CASH FLOWS FROM INVESTING ACTIVITIES. For the six months ended June 30, 2001, Kroll used $3.2 million in investing activities compared to $23.2 million provided for the six months ended June 30, 2002. In the 2001 period, $1.3 million was used for capital expenditures and $1.9 million was used for database additions. In the 2002 period, Kroll received $32.0 million in cash (and approximately $5.6 million in short term marketable securities) as a result of acquiring Ontrack and made cash expenditures of $2.9 million, resulting in net cash provided of $29.1 million. In addition, in the 2002 period, Kroll made expenditures totaling $5.9 million, which included additions to capital assets, databases and intangible assets of $1.0 million, $2.0 million and $2.9 million, respectively.

     CASH FLOWS FROM FINANCING ACTIVITIES. Net cash used in financing activities was $1.3 million for the six months ended June 30, 2001 compared with net cash provided of $2.4 million for the six months ended June 30, 2002. Foreign currency translation accounted for $1.1 million of the cash used in 2001, while $0.2 million was used to pay down long-term debt. In the 2002 period, $5.1 million of cash was provided from the exercise of stock options, with net payments of $1.8 million made on revolving lines of credit and total payments $0.5 million made on long-term debt. Foreign currency translation accounted for the remaining $0.4 million of cash used.

     Kroll's contractual obligations were comprised of the following as of June 30, 2002:

                                                     PAYMENTS DUE BY PERIOD
                                 ---------------------------------------------------------------
CONTRACTUAL OBLIGATION            TOTAL    WITHIN 1 YEAR   1-3 YEARS   4-5 YEARS   AFTER 5 YEARS
----------------------            -----    -------------   ---------   ---------   -------------
                                                     (DOLLARS IN THOUSANDS)
Long-term debt.................  $30,068      $    53       $    15     $30,000       $    --
Operating leases...............   60,090       12,519        21,015      16,449        10,107
                                 -------      -------       -------     -------       -------
     Total.....................  $90,158      $12,572       $21,030     $46,449       $10,107
                                 =======      =======       =======     =======       =======

     Kroll also had a standby letter of credit outstanding at June 30, 2002 in the amount of approximately $1.5 million, which is personally guaranteed by an executive officer and shareholder of Kroll.

     CASH FLOWS FROM DISCONTINUED OPERATIONS. Net cash provided by discontinued operations was $0.1 million for the six months ended June 30, 2001 compared to net cash used of $0.4 million for the six months ended June 30, 2002. In June 2001, VDCG was sold and on August 22, 2001 SPSG was sold to Armor. Kroll's discontinued Russian business accounted for the $0.4 million of cash used in 2002 (see note 4(a) to the notes to the consolidated unaudited financial statements contained in Kroll's Annual Report on Form 10-K for the year ended December 31, 2001).

     In May 2002, Kroll and Armor resolved post-closing adjustments to the SPSG closing date balance sheet, which resulted in the payment to Kroll of $1.1 million of the $1.5 million held in escrow.

     FOREIGN OPERATIONS. Kroll attempts to mitigate the risks of doing business in foreign countries by separately incorporating its operations in those countries; maintaining reserves for credit losses and insuring equipment to protect against losses related to political risks and terrorism. In the 2001 period, Kroll utilized derivative financial instruments, in the form of forward contracts, to hedge some of its exposure to foreign currency rate fluctuations. As of June 30, 2001, the foreign currency hedge contracts had a notional amount of $3.2 million, which approximated their estimated fair value. Kroll does not currently utilize derivative financial instruments.

     QUARTERLY FLUCTUATIONS. Kroll generally does not have long-term contracts with its clients and its ability to generate net sales is dependent upon obtaining many new projects each year, most of which are of a relatively short duration. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year.

     NEW ACCOUNTING PRONOUNCEMENTS. In September 2000, the Emerging Issues Task Force or EITF announced Issue No. 00-20, "Accounting for Costs Incurred to Acquire or Originate Information for Database Content and Other Collections of Information," stating that the EITF is considering different views for the accounting for database costs. One of the views would require Kroll to expense some or all of the database costs that Kroll currently capitalizes and amortizes, which is currently an acceptable alternative. Adoption of a different method of accounting for database costs could have a material impact on Kroll's financial position and results of operations. To date, the EITF has not made any official determinations concerning this issue.

     In June 2001, the Financial Accounting Standards Board or FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" or SFAS No. 142, which establishes accounting and reporting standards for goodwill and other intangible assets that are acquired individually or with a group of other assets. The provisions of this statement are effective for fiscal years beginning after December 15, 2001. Accordingly, effective January 1, 2002, Kroll ceased amortizing goodwill and similar intangible assets. In addition, Kroll has conducted impairment tests of the goodwill recorded on its books, as required by SFAS 142. The tests determined that Kroll's recorded goodwill is not impaired. Impairment tests will be conducted annually, or sooner if circumstances indicate an impairment may have taken place (see note 13 of the notes to the consolidated unaudited financial statements contained in Kroll's Annual Report on Form 10-K for the year ended December 31, 2001).

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" or SFAS No. 143, which addresses financial accounting and reporting for obligations and costs associated with the retirement of tangible long-lived assets. Kroll is required to implement SFAS No. 143 on January 1, 2003, and management expects that the adoption of this statement will not have a material impact on Kroll's results of operations or financial position.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" or SFAS No. 144, which replaces SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and establishes accounting and reporting standards for long-lived assets to be disposed of by sale. This standard applies to all long-lived assets, including discontinued operations. SFAS No. 144 requires that those assets be measured at the lower of carrying amount or fair value less cost to sell. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity that will be eliminated from the ongoing operations of the entity in a disposal transaction. Kroll implemented SFAS No. 144 on January 1, 2002, and there was no material impact relating to the implementation of this statement on its results of operations or financial position.

     In April 2002, the FASB issued Statement of Financial Accounting Standard No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board No. 30 "Reporting Results of Operations". This statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This statement will be effective for Kroll for the year ending December 31, 2003. Management expects that adoption of this statement will not have a material effect on our results of operations or financial position.

     In July 2002, the FASB issued Statement of Financial Accounting Standard No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," or SFAS No. 146. SFAS No. 146 will supersede EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

                         RISKS RELATED TO OUR BUSINESS

THE EXPECTED BENEFITS OF OUR RECENT ACQUISITIONS MAY NOT BE REALIZED

     We acquired Ontrack Data International, Inc. on June 13, 2002 and we acquired Zolfo Cooper on September 5, 2002. We cannot assure you that these two entities will be successfully combined into Kroll. If we cannot successfully integrate these operations, our business could be materially adversely affected. The acquisitions involve combining three companies that have previously operated separately into one unified company. The combining of Kroll with Ontrack and Zolfo Cooper involves a number of risks, including:

     - the diversion of management's attention to the combining of operations;

     - difficulties in the combination of operations and systems, particularly sales and marketing organizations;

     - difficulties in the assimilation and retention of employees;

     - challenges in keeping existing clients and obtaining new clients, including potential conflicts of interest; and

     - challenges in attracting and retaining qualified personnel.

     Because of difficulties in combining operations, we may not be able to realize the revenue growth and other benefits that we hope to achieve from the acquisitions. In addition, we may be required to spend additional time or money on integration that would otherwise be spent on the development and expansion of our business and services.

WE MAY NOT BE ABLE TO DEVELOP OR MANAGE OUR INTERNAL GROWTH

     Growing our existing businesses may strain our management, human resources and information systems. To manage our growth successfully, we must add managers and employees and periodically update our operating, financial and other systems, procedures and controls. In addition, issues relating to new acquisitions may divert our management's attention from existing operations. We also must effectively motivate, train and manage a larger professional staff. If we fail to manage our growth effectively, our business could be materially adversely affected.

WE MAY NOT BE ABLE TO IMPLEMENT OUR ACQUISITION STRATEGY

     While we have experience in identifying and integrating acquisitions, we may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue our acquisition strategy or complete acquisitions on satisfactory terms or at all. When companies are acquired, we may not be able to integrate or manage these businesses as discussed above in "-- The Expected Benefits Of Our Recent Acquisitions May Not Be Realized" so as to produce returns that justify the investment.

     A number of our competitors have also adopted the strategy of expanding and diversifying through acquisitions. We experience competition, therefore, in our effort to execute our acquisition strategy, and we expect the level of competition to increase. As a result, we may be unable to continue to make acquisitions or may be forced to pay more for the companies we are able to acquire.

WE HAVE HAD OPERATING LOSSES IN THE LAST THREE YEARS

     For the three years ended December 31, 1999, 2000 and 2001, we reported net losses of approximately $1.9 million, $33.9 million and $21.4 million, respectively. While we reported net income of $5.9 million for the six months ended June 30, 2002, there can be no assurance that we will be profitable in the future.

WE FACE A NUMBER OF RISKS IN CONNECTION WITH OUR ACQUISITION OF ZOLFO COOPER

     The business of Zolfo Cooper makes up a significant portion of our Corporate Advisory and Restructuring Group. This business has grown rapidly in the last several years. Zolfo Cooper reported revenues of $23.5 million, $37.7 million and $59.2 million for the years ended December 31, 1999, 2000 and 2001, respectively, and revenues of $31.8 million for the six months ended June 30, 2002. In those same periods, it reported net income of $11.9 million, $17.1 million, $33.7 million and $19.5 million, respectively. This growth is, in part, attributable to worsening economic conditions in the U.S., major financial failures due to poor management and industry failures resulting in an increased number of large bankruptcies and restructurings that have occurred during this period. We may not be able to sustain this historical level of performance. If the demand for financial restructuring and turnaround services declines as a result of an improved economy or otherwise, our business may be materially adversely affected.

     Furthermore, our Corporate Advisory and Restructuring Group is highly dependent upon Stephen Cooper, Michael France and Leonard LoBiondo, the three former principal owners of Zolfo Cooper, for the generation of new business as well as the retention of existing clients. The loss of their services could materially adversely affect our business.

     In addition, a significant portion of Zolfo Cooper's sales each year has historically been attributable to contingent fees and a relatively small number of clients, which vary from year to year. In 1999, 2000 and 2001, Zolfo Cooper earned contingent fees of $0.7 million, $3.3 million and $8.6 million, respectively, equal to approximately 3.0%, 8.8% and 14.5% of its revenues in those years. In the six months ended June 30, 2002, Zolfo Cooper earned contingent fees of $1.3 million, equal to approximately 3.9% of its revenues in that period. Contingent fees are negotiated on a case-by-case basis, are payable upon the successful completion of stipulated events, such as a successful restructuring, and are usually agreed upon in advance in a fixed amount that is related to the size and complexity of a project and not the amount of time spent on the project. Payment of contingent fees earned by Zolfo Cooper in connection with pending bankruptcy cases is also subject to bankruptcy court approval. To the extent we are unable to continue to earn contingent fees consistent with past levels due to competitive or other factors, our business may be materially adversely affected.

     Zolfo Cooper performed services for more than 50 clients in 1999, more than 90 clients in 2000, more than 80 clients in 2001; however, in 1999, 2000 and 2001, 44.2%, 28.2% and 24.1%, respectively, of Zolfo Cooper's consolidated revenue was derived from five clients. In one instance during the period from 1999 through 2001, a single client accounted for more than 10% of Zolfo Cooper's consolidated revenues for the applicable year. If we are unable to retain existing Corporate Advisory and Restructuring Group clients and replace them in future years with new clients, our business may be materially adversely affected.

     In order to expand our Corporate Advisory and Restructuring Group, it will be necessary to hire and retain competent, senior professional personnel. If we are unable to retain additional qualified professional personnel, we will not be able to significantly expand our business.

WE ARE HIGHLY DEPENDENT ON EXECUTIVE MANAGEMENT AND OTHER KEY EMPLOYEES

     We rely heavily on our executive management and key employees to provide our services and for continued business development, including, in particular, Jules B. Kroll and Michael G. Cherkasky. Competition for these personnel is intense. Except as discussed above, we do not have non-compete agreements with many of our professional staff. This means that these professionals could resign to join one of our competitors with little advance notice. Our business could be materially adversely affected if a number of our executive managers, senior managers or key employees were to leave and if we were unable to attract and retain qualified replacements.

OUR SUCCESS IS LARGELY DEPENDENT UPON OUR ABILITY TO HIRE AND RETAIN SKILLED PROFESSIONALS

     Competition for competent professionals, particularly for personnel with the specific skills necessary to perform the services that we offer, is intense and has caused wages to increase at a rate greater than the general rate of inflation. Our professionals have varied specialties and backgrounds in such fields as law, accounting, law enforcement and engineering. A number of our professionals have highly specialized skills or advanced degrees and many have legal training and experience. We may not be successful in attracting, hiring and retaining qualified people at favorable rates or at all. If we are unable to hire and retain skilled professionals, our business could be materially adversely affected.

OUR PROFESSIONAL REPUTATION IS CRITICAL TO OUR BUSINESS

     As a company in a client service business, we depend upon our reputation and the individual reputations of our senior professionals to obtain new client engagements. We obtain a substantial number of new engagements from existing clients or through referrals from existing clients. Any factor that diminishes our reputation or the reputations of our senior professionals may make it more difficult for us to compete successfully for either new engagements or to retain existing clients and therefore could materially adversely affect our business.

COMPETITIVE CONDITIONS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS

     The markets in which we do, and intend to do, business are highly competitive with few barriers to entry. In most service areas in which we operate, there is at least one competitor that is significantly larger or more established than we are in the delivery of that particular service. Many of the national and international accounting and consulting firms, along with other companies such as FTI Consulting, Inc., Securitas AB and its subsidiary Pinkerton Consulting & Investigations, Inc., Alvarez & Marsal, AlixPartners, Control Risks Group Limited, Investigations Group, Inc., Crossroads, ChoicePoint, Inc., and Applied Discovery, Inc. provide consulting and other services similar to some of our services. Some of these firms have indicated an interest in providing services similar to ours on a broader scale and may prove to be formidable competitors if they elect to devote the necessary resources to these competitive businesses. The national and international accounting and consulting firms have significantly larger financial and other resources than we have and have long- established relationships with their clients, which also are likely to be clients or prospective clients of ours. In addition, large multinational security services providers have indicated an interest in expanding their services to include value-added services such as some of the risk mitigation services we provide.

OUR BUSINESS VARIES FROM PERIOD TO PERIOD

     Our net sales and net income from year-to-year and period-to-period are not necessarily predictable and historically there has not been a consistent year-to-year pattern of growth. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year. The demand for our business investigations, market intelligence services, financial consulting services, and pre-employment screening services is affected by general economic conditions and the level of corporate acquisitions and other financial transactions; clients tend to reduce their reliance on these services during periods when there is a decline in those activities. Our Corporate Advisory and Restructuring Group specializes in assisting companies that are financially distressed. This business is cyclical but counter to some of the other areas of our business. Because of the nature of our Corporate Advisory and Restructuring Group's practice, once we finish an engagement with a debtor client, we are unlikely to generate additional revenue from that client. A significant decline in revenue of the Corporate Advisory and Restructuring Group could have a material adverse effect on our business. In addition, our operating results are affected by specific market conditions, including, among other risk factors discussed in this section, increased competition, the mix of services sold among our service offerings, our ability to control costs and the demand for our services. The timing of future acquisitions and the cost of integrating them may cause fluctuations in our operating results as well.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING WHEN WE NEED IT OR OBTAIN IT ON ACCEPTABLE TERMS

     There can be no assurance that our available financing and anticipated cash flow from operations will be sufficient to meet all of our cash requirements. We may also need additional capital in order to finance internal growth or pursue acquisitions. In addition, when final payment is due under our credit facility, we must repay any borrowings outstanding thereunder. To the extent that our cash flows are insufficient to repay these borrowings, we will need to refinance some or all of our borrowings or replace them with an alternate credit arrangement. We may not be able to refinance or replace our credit facility at the time it becomes due. In addition, the terms of any refinancing or alternate credit arrangement may restrict our financial and operating flexibility.

     We may also experience unexpected circumstances, including the occurrence of any of the risk factors discussed in this section, which may have a material adverse effect on our business. If we require additional capital, we may have to borrow funds under new credit facilities or issue equity, equity-related or debt securities. We may decide to sell additional shares of common stock to obtain additional capital. If we sell more shares, the price of our stock may decline significantly and your ownership may be substantially diluted. We cannot assure you that additional financing will be available or, if it is, whether it will be on acceptable terms. Our inability to obtain any needed financing, or the terms on which it may be available, could have a material adverse effect on our business.

OUR BUSINESS DEPENDS ON THE PROTECTION OF OUR INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION

     We rely on a combination of trade secret and trademark laws, confidentiality procedures, contractual provisions and patent and copyright laws to protect our proprietary rights in our products and technology. These measures may not be adequate to protect our trade secrets and proprietary technology. As a result, unauthorized third parties may copy or otherwise obtain and use our products or technology. Furthermore, we may be subject to additional risks as we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protection of our rights may be ineffective in these countries. If we must engage in litigation to defend and enforce our intellectual property rights, either domestically or in other countries, we could face substantial costs and diversion of resources, regardless of the outcome of that litigation. Any future attempt by us to enforce our intellectual property rights might not be successful, might result in royalties that are less than the cost of such enforcement efforts or might result in the loss of the intellectual property altogether. Even if we succeed in protecting our intellectual property, others may independently develop similar technologies or products that do not infringe on our intellectual property.

OUR BUSINESS OUTSIDE THE UNITED STATES EXPOSES US TO NUMEROUS RISKS THAT, SINGLY OR TOGETHER, COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS

     In addition to our U.S. facilities, we have operations and assets in Argentina, Australia, Brazil, Canada, China, France, Germany, Hong Kong, India, Italy, Japan, Mexico, the Philippines, Russia, Singapore, South Africa, Spain, Switzerland and the U.K. We also offer our services in other countries and are seeking to increase our level of international business activity. Our international business exposes us to various risks. Currently, the most significant risks relate to regional economic downturns in Central and South America and in certain regions in Asia. Other risks of doing business outside the United States include exchange rate fluctuations, foreign currency restrictions, U.S. government-imposed prohibitions against offering services to specific countries, expropriation of assets, war, civil uprisings and riots, government instability, difficulties enforcing contracts under foreign legal systems and unanticipated taxes, duties or other governmental assessments. Any of these risks could result in a loss of business, significant unexpected write-offs of assets or other unexpected costs that could have a material adverse effect on our business.

     In the past, we have occasionally had difficulty in collecting significant accounts receivable for our services, particularly when the obligor was located in a foreign country.

OUR CREDIT FACILITY CONTAINS RESTRICTIVE COVENANTS THAT MAY LIMIT OUR LIQUIDITY AND CORPORATE ACTIVITIES

     Our credit facility imposes operating and financial restrictions, including restrictions that limit our ability to:

     - pay dividends;

     - incur additional indebtedness;

     - create liens on our assets;

     - sell the capital stock or other assets of our subsidiaries;

     - make investments;

     - engage in mergers and acquisitions;

     - make capital expenditures; and

     - change control of Kroll.

     These covenants could limit our operational flexibility and restrict our ability to raise additional funds, if necessary, to finance operations and to make principal and interest payments on our other debt. In addition, failure to comply with these operational and financial covenants could result in an event of default under the terms of the credit facility that, if not cured or waived, could result in amounts borrowed under the credit facility becoming due and payable. The effect of these covenants, or our failure to comply with them, could materially adversely affect our business.

IF WE DEFAULT UNDER OUR CREDIT FACILITY, WE COULD FORFEIT OUR RIGHTS IN OUR
ASSETS

     We have pledged substantially all our assets and our domestic subsidiaries have pledged substantially all of their assets as security to the lenders under our credit facility. A default under the credit facility, if not waived or modified, would permit the lenders to foreclose on the collateral and we could lose our rights in the collateral, which could have a material adverse effect on our business.

OUR FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS AND LICENSING REQUIREMENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

     We are subject to various federal, state, local and foreign laws and regulations. A number of our subsidiaries hold private investigative licenses from, and their investigative activities are regulated by, state and local government agencies in various jurisdictions. We also use some data from outside sources, including data from third party vendors and various government and public records services, in performing our services, the use of which is regulated by certain laws and regulations. To date, applicable laws and regulations have not interfered materially with the manner in which we obtain information and conduct our operations, including our access to data used in our business. However, changes in these laws and regulations or the adoption of new laws or regulations, particularly those relating to privacy, could interfere with our method of operations and access to data and, as a result, materially adversely affect our business.

     Additionally, the laboratory of our drug testing subsidiary, Laboratory Specialists of America, Inc., is certified on the federal level and licensed in a number of states. If our subsidiary's certification were suspended or lost, we would not be eligible to perform testing for certain clients requiring this certification, which could materially adversely affect the drug testing services aspect of our business.

WE MAY BE SUBJECT TO POTENTIALLY SIGNIFICANT LIABILITY CLAIMS

     The nature of our business exposes us to liability claims in instances in which our clients suffer losses in spite of our efforts to mitigate their risks. We maintain professional liability insurance with a policy aggregate limit of $15 million, including loss and claim expense. If one or more successful claims substantially exceeded our coverage limits, it could have a material adverse effect on our business.

     We have been served with a CDN$40 million lawsuit in connection with a negligence claim. See "Business -- Legal Proceedings." Our insurance coverage with respect to this lawsuit is limited to CDN$15 million. Should this claim succeed, it would exceed this coverage limit and, if large enough (either alone or in combination with other claims), could have a material adverse effect on our business. Also, in the ordinary course of our business, we are subject to claims of third parties, other than clients, alleging trespass, invasion of privacy, negligence and other tortious conduct by our investigators, consultants, professionals and other personnel, which are not covered by insurance. Although we endeavor to minimize the risk of these claims, a substantial successful claim could have a material adverse effect on our business.

OUR BUSINESS IS SUBJECT TO TECHNOLOGICAL CHANGE

     We regularly develop solutions for our clients by using information technology, electronic document management techniques, the Internet and other state-of-the-art technologies. Many of these technologies have only recently emerged, will rapidly change and may become obsolete as new technologies appear. Our future success will depend upon the ability of our professionals to remain current with the rapid changes in the technologies we use in our business, to learn quickly to use new technologies as they emerge and to develop new technology-based solutions as appropriate. If our professionals fail to do this, we could be at a competitive disadvantage. Our competitors may gain exclusive access to improved technology, which also could put us at a competitive disadvantage. Industry standards are constantly evolving and there may be changes in our clients' or prospective clients' preferences for technology solutions. If we cannot adapt to these changes, our business may be materially adversely affected.

OUR CERTIFICATE OF INCORPORATION AND BY-LAWS PROVIDE FOR THE INDEMNIFICATION AND EXCULPATION OF OUR DIRECTORS AND OFFICERS

     Our certificate of incorporation and by-laws provide for indemnification of our directors and officers and, in addition, provide that a director of Kroll will not be personally liable to Kroll or its stockholders for monetary damages for breach of fiduciary duty as a director. However, a director will remain liable for any breach of the director's duty of loyalty to Kroll or its stockholders, for unlawful payment of dividends or unlawful stock purchase or redemption, or for any transaction from which the director derived any improper personal benefit. In addition, pursuant to our certificate of incorporation and
Section 174 of the Delaware General Corporation Law, a director will remain liable for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law.

WE DO NOT INTEND TO PAY DIVIDENDS

     We intend to retain future earnings, if any, that may be generated from our operations to help finance the growth and development of our business, and we do not plan to pay dividends to our stockholders for the foreseeable future. Furthermore, we are prohibited from paying cash dividends by the terms of our credit facility.

JULES B. KROLL HAS SIGNIFICANT INFLUENCE OVER OUR MANAGEMENT AND DIRECTION

     Mr. Kroll currently owns approximately 9.53% of the outstanding shares of our common stock and is the Executive Chairman of the board of directors of Kroll. Therefore, Mr. Kroll has significant influence over our management and direction, including the election of directors, appointment of management and approval of actions requiring the approval of stockholders.

DELAWARE LAW, OUR CERTIFICATE OF INCORPORATION, BY-LAWS AND DEBT INSTRUMENTS CONTAIN PROVISIONS THAT COULD DETER ACQUISITION BY A THIRD PARTY

     Provisions contained in Delaware law, our certificate of incorporation, our by-laws and our debt instruments could make it difficult for a third party to acquire us. Our certificate of incorporation provides our board of directors with the authority to issue preferred stock without the approval of stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control, may adversely affect the voting and other rights of the holders of our capital stock and may discourage, delay or prevent a takeover attempt that a stockholder might consider in its best interest. Our certificate of incorporation and by-laws contain the following provisions that may have anti-takeover effects and may discourage, delay or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions include:

     - the requirement that there be three classes of directors and that their terms be staggered;

     - the requirement that a stockholder comply with specified procedures, including advance written notice, before bringing matters, including the nomination of directors, before a stockholders' meeting;

     - the specific denial of stockholders' ability to take action by written consent; and

     - the restriction of the right to call special meetings to only the Executive Chairman of the board, the Chief Executive Officer or the board of directors pursuant to a board resolution.

     In addition, a change in control would be an event of default under our credit facility and 6% convertible notes. These events would add to the cost of acquisition, which could deter a third party from acquiring us. See "Certain Charter and By-Law Provisions."

OUR DRUG TESTING SERVICES ARE PERFORMED AT ONE LOCATION

     Our drug testing services are performed at our laboratory facility located in Gretna, Louisiana. Should we be unable to use this facility for any reason, we may be unable to provide drug testing services which could materially adversely affect our business.

ITEM 7  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (a) Financial Statements of Business Acquired.


                          INDEPENDENT AUDITORS' REPORT

To the Members and Shareholders of
Zolfo Cooper, LLC:

     We have audited the combined balance sheets of Zolfo Cooper, LLC and Affiliates (the "Firm") as of December 31, 2001 and 2000, and the related combined statements of operations, members' and shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Firm's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Zolfo Cooper, LLC and Affiliates as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

New York, New York
August 30, 2002 (September 5, 2002 as to Note 16)

                        ZOLFO COOPER, LLC AND AFFILIATES

                            COMBINED BALANCE SHEETS
                  DECEMBER 31, 2000 AND 2001 AND JUNE 30, 2002

                                                       2000          2001       JUNE 30, 2002
                                                    -----------   -----------   -------------
                                                                                 (UNAUDITED)
                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................  $ 2,726,517   $ 7,640,111    $ 3,531,105
  Accounts receivable, net of allowance of
     $432,779, $1,354,692 and $1,461,165,
     respectively.................................    6,537,594    13,686,039     12,123,236
  Unbilled receivables............................      466,975        45,584         31,792
  Due from members and shareholders...............      300,200       303,957         48,505
  Investment in partnership.......................    2,044,888        40,190             --
  Due from affiliates and related parties.........      200,000       826,250      6,919,229
  Advances to employees...........................      362,194       411,074        153,432
  Accounts receivable from affiliates.............           --       134,279         15,012
  Prepaid expenses and other current assets.......      292,099       843,928        281,375
                                                    -----------   -----------    -----------
          Total current assets....................   12,930,467    23,931,412     23,103,686
PROPERTY AND EQUIPMENT -- Net.....................      110,386     6,138,266      5,446,633
INVESTMENT IN PARTNERSHIP.........................       26,802        22,934         14,934
DEPOSITS..........................................       40,852       110,752        107,802
                                                    -----------   -----------    -----------
TOTAL ASSETS......................................  $13,108,507   $30,203,364    $28,673,055
                                                    ===========   ===========    ===========
                      LIABILITIES AND MEMBERS' AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................  $ 1,055,238   $ 1,138,885    $   548,295
  Accounts payable to affiliates..................           --       495,887        498,632
  Accrued expenses................................      850,262       487,775        448,487
  Deferred revenue................................           --       264,005             --
  Client retainers................................    2,819,766     6,738,194      4,132,570
                                                    -----------   -----------    -----------
          Total current liabilities...............    4,725,266     9,124,746      5,627,984
REVOLVING LINE OF CREDIT..........................           --            --     11,624,702
                                                    -----------   -----------    -----------
          Total liabilities.......................    4,725,266     9,124,746     17,252,686
                                                    -----------   -----------    -----------
COMMITMENTS AND CONTINGENCIES (Note 13)

MEMBERS' AND SHAREHOLDERS' EQUITY:
  Member's equity.................................    7,702,925    18,234,618      4,390,712
  Common stock....................................          200         2,200          2,400
  Retained earnings...............................      680,116     2,841,800      7,027,257
                                                    -----------   -----------    -----------
          Total members' and shareholders'
            equity................................    8,383,241    21,078,618     11,420,369
                                                    -----------   -----------    -----------
TOTAL LIABILITIES AND MEMBERS' AND SHAREHOLDERS'
  EQUITY..........................................  $13,108,507   $30,203,364    $28,673,055
                                                    ===========   ===========    ===========

                  See notes to combined financial statements.

                        ZOLFO COOPER, LLC AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001 AND
                    SIX MONTHS ENDED JUNE 30, 2001 AND 2002

                               YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                        ---------------------------------------   -------------------------
                           1999          2000          2001          2001          2002
                        -----------   -----------   -----------   -----------   -----------
                                                                  (UNAUDITED)   (UNAUDITED)
REVENUES:
  Professional fees...  $23,377,915   $37,509,159   $59,114,568   $29,827,169   $31,757,682
  Other charges and
     fees.............       88,807       162,741       126,328        72,201        36,567
                        -----------   -----------   -----------   -----------   -----------
                         23,466,722    37,671,900    59,240,896    29,899,370    31,794,249
                        -----------   -----------   -----------   -----------   -----------
COST OF SERVICES......    7,278,215    14,458,251    17,559,406     6,823,545     9,899,340
                        -----------   -----------   -----------   -----------   -----------
GROSS PROFIT..........   16,188,507    23,213,649    41,681,490    23,075,825    21,894,909
                        -----------   -----------   -----------   -----------   -----------
OPERATING EXPENSES:
  Marketing expenses..       81,008       168,332       150,000        73,895        72,000
  General and
     administrative
     expenses.........    3,248,788     4,983,210     5,796,074     2,309,651     1,719,059
  Depreciation and
     amortization
     expenses.........       23,963        66,044       370,051        30,002       241,316
  Impairment of fixed
     assets...........           --            --       530,000            --            --
                        -----------   -----------   -----------   -----------   -----------
                          3,353,759     5,217,586     6,846,125     2,413,548     2,032,375
                        -----------   -----------   -----------   -----------   -----------
OPERATING INCOME......   12,834,748    17,996,063    34,835,365    20,662,277    19,862,534
OTHER INCOME
  (EXPENSE):
  Interest income.....      186,672       271,177       329,106       124,887       133,778
  Interest expense....     (677,482)     (784,503)   (1,082,541)     (477,280)     (715,804)
  Realty
     partnership......        3,805        (4,896)       (3,868)           --            --
  Income (loss) --
     investment
     partnership......       37,001        62,898       (99,698)       39,154            --
  Miscellaneous
     income...........      100,004       135,814       210,039        25,000       373,084
                        -----------   -----------   -----------   -----------   -----------
                           (350,000)     (319,510)     (646,962)     (288,239)     (208,942)
                        -----------   -----------   -----------   -----------   -----------
Income before
  provision for income
  taxes...............   12,484,748    17,676,553    34,188,403    20,374,038    19,653,592
Provision for income
  taxes...............      265,395       572,104       490,798       247,710       199,998
                        -----------   -----------   -----------   -----------   -----------
NET INCOME............  $12,219,353   $17,104,449   $33,697,605   $20,126,328   $19,453,594
                        ===========   ===========   ===========   ===========   ===========

                  See notes to combined financial statements.

                        ZOLFO COOPER, LLC AND AFFILIATES

            COMBINED STATEMENTS OF MEMBERS' AND SHAREHOLDERS' EQUITY
                YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001 AND
                   SIX MONTHS ENDED JUNE 30, 2002 (UNAUDITED)

                                                COMMON STOCK
                                  MEMBERS      ---------------    RETAINED
                                   EQUITY      SHARES   AMOUNT    EARNINGS        TOTAL
                                ------------   ------   ------   -----------   ------------
OPENING BALANCE,
     JANUARY 1, 1999..........  $  7,190,719      --    $   --   $        --   $  7,190,719
  Partner draw................   (10,660,767)     --        --                  (10,660,767)
  Dividends paid..............      (333,334)     --        --            --       (333,334)
  Net income..................    12,219,353      --        --            --     12,219,353
                                ------------   -----    ------   -----------   ------------
BALANCES, DECEMBER 31, 1999...     8,415,971      --        --            --      8,415,971
                                ------------   -----    ------   -----------   ------------
  Issuance of common stock at
     par value................            --     200       200            --            200
  Partner draw................   (17,137,379)     --        --            --    (17,137,379)
  Net income..................    16,424,333      --        --       680,116     17,104,449
                                ------------   -----    ------   -----------   ------------
BALANCES, DECEMBER 31, 2000...     7,702,925     200       200       680,116      8,383,241
                                ------------   -----    ------   -----------   ------------
  Issuance of common stock at
     par value................            --   2,000     2,000            --          2,000
  Partner draw................   (20,324,112)     --        --      (680,116)   (21,004,228)
  Net income..................    30,855,805      --        --     2,841,800     33,697,605
                                ------------   -----    ------   -----------   ------------
BALANCES, DECEMBER 31, 2001...    18,234,618   2,200     2,200     2,841,800     21,078,618
                                ------------   -----    ------   -----------   ------------
  Issuance of common stock at
     par value................            --     200       200            --            200
  Partner draw................   (26,270,243)     --        --    (2,841,800)   (29,112,043)
  Net income..................    12,426,337      --        --     7,027,257     19,453,594
                                ------------   -----    ------   -----------   ------------
BALANCES, JUNE 30, 2002
  (unaudited).................  $  4,390,712   2,400    $2,400   $ 7,027,257   $ 11,420,369
                                ============   =====    ======   ===========   ============

                  See notes to combined financial statements.

                        ZOLFO COOPER, LLC AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001 AND
                    SIX MONTHS ENDED JUNE 30, 2001 AND 2002

                                                                                                   SIX MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                     JUNE 30,
                                                 ------------------------------------------   ---------------------------
                                                     1999           2000           2001           2001           2002
                                                 ------------   ------------   ------------   ------------   ------------
                                                                                              (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................  $ 12,219,353   $ 17,104,449   $ 33,697,605   $ 20,126,328   $ 19,453,594
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Allowance for doubtful accounts............      (306,733)       395,438        921,913      1,145,850        106,473
    Depreciation and amortization..............        23,963         66,044        836,245         30,002        800,509
    Unrealized (gain) loss -- partnership......       (37,001)       (62,898)        99,698         19,849             --
    Equity gain (loss) on partnership
      investment...............................        (3,805)         4,896          3,868             --             --
    Change in assets and liabilities:
      Accounts receivable......................    (1,115,198)    (1,686,111)    (8,070,358)    (4,044,219)     1,456,330
      Unbilled receivables.....................     1,377,484       (208,731)       421,391         37,213         13,792
      Advances to employees....................      (157,908)      (204,286)       (48,880)        (4,429)       257,642
      Due from affiliates and related
         parties...............................       (15,215)      (183,046)      (626,250)      (103,856)    (5,958,700)
      Accounts receivable from affiliates......            --             --       (134,279)            --        (15,012)
      Prepaid expenses and other current
         assets................................       (11,316)      (226,070)      (551,829)           582        562,553
      Deposits.................................        (2,970)            --        (69,900)        (4,900)         2,950
      Accounts payable.........................      (174,904)       840,855         83,647       (532,105)      (590,590)
      Accrued expenses.........................       460,246        390,015       (362,486)       884,584        (39,288)
      Accounts payable to affiliates...........            --             --        495,887        546,768          2,745
      Deferred revenue.........................            --             --        264,005             --       (264,005)
      Client retainers.........................       318,229      1,563,901      3,918,428      1,862,966     (2,605,624)
                                                 ------------   ------------   ------------   ------------   ------------
         Net cash provided by operating
           activities..........................    12,574,225     17,794,456     30,878,705     19,964,633     13,183,369
                                                 ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Principal received on mortgage...............        73,060             --             --             --             --
  Purchase of property and equipment...........       (47,408)      (109,176)    (6,864,125)    (6,195,396)      (108,876)
  Investment in investment partnership.........    (1,000,000)    (2,000,000)                    2,051,841         48,190
  Distributions from investment partnership....            --      1,055,011      1,905,000             --             --
  Proceeds from revolving line of credit.......            --             --      5,802,156      5,802,156     12,025,870
  Repayment of revolving line of credit........            --             --     (5,802,156)            --       (401,168)
                                                 ------------   ------------   ------------   ------------   ------------
         Net cash used in investing
           activities..........................      (974,348)    (1,054,165)    (4,959,125)     1,658,601     11,564,016
                                                 ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:..........            --             --
  Due from members and principal members.......       (90,806)       (28,281)        (3,758)       297,948        255,452
  Dividends paid...............................      (333,334)            --             --             --             --
  Capital stock................................            --            200          2,000            100            200
  Members capital distributions................   (10,660,767)   (17,137,379)   (21,004,228)   (15,179,435)   (29,112,043)
                                                 ------------   ------------   ------------   ------------   ------------
         Net cash used in financing
           activities..........................   (11,084,907)   (17,165,460)   (21,005,986)   (14,881,387)   (28,856,391)
                                                 ------------   ------------   ------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS..................................       514,970       (425,169)     4,913,594      6,741,847     (4,109,006)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.......................................     2,636,716      3,151,686      2,726,517      2,726,517      7,640,111
                                                 ------------   ------------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD.......  $  3,151,686   $  2,726,517   $  7,640,111   $  9,468,364   $  3,531,105
                                                 ============   ============   ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS
  INFORMATION:
  Cash paid for interest.......................  $    677,482   $    784,503   $  1,082,541   $    477,280   $    715,804
                                                 ============   ============   ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
  Fair value of common stock received in
    addition to cash...........................  $    333,334   $         --   $         --   $         --   $         --
                                                 ============   ============   ============   ============   ============

                  See notes to combined financial statements.

                        ZOLFO COOPER, LLC AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001 AND FOR
            THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002 (UNAUDITED)

1.  DESCRIPTION OF BUSINESS

     Zolfo Cooper, LLC (the "Firm") and Affiliates have been in existence since April 1, 1986 and are engaged in the practice of corporate restructuring, operational turnaround, strategic advisory services and financial crisis management.

     Until 1995, the firm operated as a partnership. On February 1, 1995 the Firm became a Limited Liability Company ("LLC"). Zolfo Cooper Management, LLC, formed on March 11, 1998, provides management services. Zolfo Cooper Capital, LLC, formed on March 11, 1998, provides financial services to troubled companies. Zolfo Cooper, LLC, Zolfo Cooper Management, LLC and Zolfo Cooper Capital, LLC are limited liability companies formed under the laws of the State of New Jersey. Each Member's liability is limited to the Member's enforceable obligation to make capital contributions.

     Zolfo Cooper Advisors, Inc., formed on August 18, 2000, provides financial services to a Canadian client. There are 1,000 authorized shares of common stock of which 100 are issued and outstanding with a stated value of $1 per share.

     Zolfo Cooper Management Advisors, Inc., formed on August 18, 2000, provides management services to a Canadian client. There are 1,000 authorized shares of common stock of which 100 are issued and outstanding with a stated value of $1 per share.

     Zolfo Cooper Services, Inc., formed on June 13, 2001, provides consulting services to a Canadian client. There are 1,000 authorized shares of common stock of which all are issued and outstanding with a stated value of $1 per share.

     Zolfo Cooper Holdings, Inc., (formerly known as Zolfo Cooper Management Advisor Services, Inc.) formed on June 13, 2001, provides management advisory services. There are 1,000 authorized shares of common stock of which all are issued and outstanding with a stated value of $1 per share.

     Stephen Forbes Cooper, Inc. formed on January 19, 2002 provides consulting services. There are 200 authorized shares of common stock of which all are issued and outstanding with a stated value of $1 per share.

     Zolfo Cooper Advisors, Inc., Zolfo Cooper Management Advisors, Inc., Zolfo Cooper Services, Inc., and Zolfo Cooper Holdings, Inc. (collectively, the "corporations") have elected to be taxed as S-Corporations under the Internal Revenue Code.

     C-Flair, LLC was formed on May 9, 2001 as a wholly owned subsidiary of Zolfo Cooper, LLC to own and operate an airplane used by the Firm's members and shareholders.

     Details of the Firm's ownership interests as of December 31, 2001 are as follows:

                                                                   % OF
                                                                 COMBINED
                                                 INVESTMENT      OWNERSHIP    OWNERSHIP
                                                  ACQUIRED       INTEREST       METHOD
                                              ----------------   ---------   ------------
     Zolfo Cooper, LLC......................     April 1, 1986    100.00         Combined
     Zolfo Cooper Management, LLC...........    March 11, 1998    100.00         Combined
     Zolfo Cooper Capital, LLC..............    March 11, 1998    100.00         Combined
     Zolfo Cooper Advisors, Inc.............   August 18, 2000    100.00         Combined
     Zolfo Cooper Management Advisors,
       Inc. ................................   August 18, 2000    100.00         Combined
     Zolfo Cooper Services, Inc.............     June 13, 2001    100.00         Combined
     Zolfo Cooper Holdings, Inc.............     June 13, 2001    100.00         Combined
     C-Flair, LLC...........................       May 9, 2001    100.00     Consolidated
     Stephen Forbes Cooper, Inc. ...........  January 29, 2002    100.00         Combined

                        ZOLFO COOPER, LLC AND AFFILIATES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ACCOUNTING FOR INVESTMENTS AND PRINCIPLES OF COMBINATION -- The accompanying combined financial statements include the companies that perform related services and are under common control as follows:

     Stephen F. Cooper......................................   50%
     Michael E. France......................................   25%
     Leonard LoBiondo.......................................   25%

     USE OF ESTIMATES -- The preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and revenues and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Some of the more significant estimates include allowances for doubtful accounts and depreciation and amortization of long-lived assets. Actual results could differ from those estimates.

     CONCENTRATION OF CREDIT RISK -- Financial instruments, which potentially subject the Firm to concentrations of credit risk, consist of cash and cash equivalents. The Company has cash at commercial banks in excess of FDIC insured amounts of approximately $3,577,000, and $9,256,000 at December 31, 2000 and 2001, respectively.

     CASH AND CASH EQUIVALENTS -- Cash and cash equivalents include cash on hand and cash invested in short-term financial instruments with an original maturity of three months or less from the date of purchase.

     ACCOUNTS RECEIVABLE -- Accounts receivable are stated net of allowance for doubtful accounts of $432,779 and $1,354,692 and $1,461,165 as of December 31, 2000, 2001 and June 30, 2002, respectively. The Firm recorded an increase (decrease) in its provisions for bad debts totalling $1,066,925, $1,192,908, and $1,660,540 and $72,735 for the years ended December 31, 1999, 2000 and 2001 and for the six months ended June 30, 2002, respectively. The Firm directly wrote off $1,373,658, $797,470, and $738,627 and $(33,738) of accounts receivable for the years ended December 31, 1999, 2000, and 2001 and for the six months ended June 30, 2002, respectively.

     DUE FROM MEMBERS AND SHAREHOLDERS -- The Firm records as a receivable at year end an amount due from the Members and Shareholders for their retirement plan contribution. The contribution is made by the Firm on the Members and Shareholders behalf and then reimbursed by the Member or Shareholder.

     ADVANCES TO EMPLOYEES -- Interest on outstanding balances accrues monthly at the prime rate (9.50% and 4.75% at December 31, 2000 and 2001, respectively). The loans have no specific repayment dates.

     PROPERTY AND EQUIPMENT -- Property and equipment is stated at cost. Depreciation and amortization is computed on the straight-line and accelerated methods based on the following estimated useful lives when assets are placed into service:

     Office machines and equipment...............................  3-5 years
     Airplane....................................................    5 years
     Furniture and fixtures......................................  5-7 years
     Leasehold improvements......................................  5-7 years

                        ZOLFO COOPER, LLC AND AFFILIATES

     Expenditures for maintenance and repairs that do not materially extend the useful lives of the respective assets are charged to expense as incurred. The cost and accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

     IMPAIRMENT OF LONG-LIVED ASSETS -- The Firm reviews its long-lived assets for impairment on an annual basis and whenever events or changes in circumstances indicate that their net carrying amount may not be recoverable. The Firm reviews for impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from the use of the long-lived assets (and their eventual disposition). If the sum of the expected undiscounted future cash flows is less than the carrying amount of assets, the Firm would recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the long-lived asset exceeds the fair value of the long-lived asset based on estimated future discounted cash flows. The Company determined that, as of December 31, 2000 and 2001, the impairment in the carrying value of long-lived assets was $0 and $530,000.

     CLIENT RETAINERS -- The Firm receives retainers from the client or debtor at the start of an engagement. Retainers are held by the firm until the conclusion of the engagement when they are either applied to unpaid invoices or returned to the client. The retainer is held by the Firm to secure payment of future fees. Therefore, the retainer is considered a deferred liability instead of revenue at the time of receipt.

     DEFERRED REVENUE -- Deferred revenue is recorded when the Firm invoices a client prior to services being rendered and prior to the receipt of cash related to the service fees. Revenue is recognized as the services are provided.

     INVESTMENT IN PARTNERSHIP -- Zolfo Cooper, LLC accounts for all investments in partnerships on the equity method. The investments have been recorded at cost and adjusted for the Firm's proportionate share of the undistributed earnings or losses.

     REVENUE RECOGNITION -- Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. The impact of any revisions in estimated total revenues and direct contract costs is recognized in the period in which they become known. The Firm records either billed or unbilled accounts receivable based on case-by-case invoicing determinations and adjusts the amounts recorded on a periodic basis to reflect collectibility. The Firm recognizes contingent fees when earned.

     INCOME TAXES -- The Firm accounts for income taxes under the liability method pursuant to SFAS No. 109, "Accounting for Income Taxes", under the liability method, deferred tax liabilities and assets are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates. The Firm is not subject to federal or state income tax. For both Federal Income Tax and state income tax purposes the entities within the Firm which are LLC's are taxed as partnerships. Members are taxed on their pro rata share of earnings on their individual tax returns. For both Federal and New Jersey income tax purposes, the corporations have elected from inception to be taxed as S Corporations. Accordingly, no Federal tax is paid on a corporate level, but the income of the S Corporations is passed through to the shareholders.

     The entities within the combined Firm prepare their income tax returns on the cash basis.

     FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS -- The carrying amount of the Firm's cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts

                        ZOLFO COOPER, LLC AND AFFILIATES
payable, accrued expenses and deferred revenue approximates fair market value because of the short maturity of those instruments.

     RECENT ACCOUNTING PRONOUNCEMENTS -- In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"). SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Firm believes that the adoption of SFAS 141 did not have a significant impact on its current financial statements.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142") which is effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires the Firm to complete a transitional goodwill impairment test six months from the date of adoption. The Firm believes that the adoption of SFAS 142 will not have a significant impact on its financial statements.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"). SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The statement is effective for fiscal years beginning after June 15, 2002. The Firm believes that the adoption of SFAS 143 will not have a significant impact on its financial statements.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of their entity in a disposal transaction. This statement is effective for fiscal years beginning after December 15, 2001. The Firm believes that the adoption of SFAS 144 will not have a significant impact on its financial statements.

     In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board No. 30 "Reporting Results of Operations". This statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This statement will be effective for the Firm for the year ending December 31, 2003. The adoption of this statement will not have a material effect on our results of operations or financial position.

     In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 will supersede Emerging

                        ZOLFO COOPER, LLC AND AFFILIATES

Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

3.  PROPERTY AND EQUIPMENT -- NET

     Property and equipment consists of the following:

                                                                          JUNE 30,
                                                2000         2001           2002
                                              ---------   -----------   ------------
                                                                        (UNAUDITED)
Office machines and equipment...............  $ 524,583   $ 1,341,296   $ 1,358,348
Airplane....................................         --     5,834,752     5,886,482
Furnitures and fixtures.....................    130,845       152,178       152,178
Leasehold improvements......................     18,243       209,570       249,664
                                              ---------   -----------   -----------
                                                673,671     7,537,796     7,646,672
Less accumulated depreciation and
  amortization..............................   (563,285)   (1,399,530)   (2,200,039)
                                              ---------   -----------   -----------
                                              $ 110,386   $ 6,138,266   $ 5,446,633
                                              =========   ===========   ===========

     Depreciation expense amounted to $23,963, $66,044, $836,245, $30,002 and $800,509 for the years ended December 31, 1999, 2000, 2001 and for the six months ended June 30, 2001 and 2002, respectively.

     Included in property and equipment as of December 31, 2001 is an aircraft purchased by C-Flair, LLC on June 21, 2001 for $6.3 million. The aircraft is used by the Partners of the firm as transportation to their clients, which are located throughout the United States. The Firm compared the carrying amount of the aircraft to the estimated fair market value of the aircraft. Since the fair market value was less than the carrying amount of the aircraft as of December 31, 2001, the Firm recognized an impairment loss of $530,000 in that fiscal year.

                        ZOLFO COOPER, LLC AND AFFILIATES

4.  INVESTMENT IN PARTNERSHIP

     Zolfo Cooper, LLC has made an investment in Alpha Nova, LLP (an investment partnership). The investment is stated at its fair value.

     Income (loss) amounted to $37,001, $62,898 and ($99,698) for the years ended December 31, 1999, 2000 and 2001, respectively.

Initial investment made in 1999.............................  $ 1,000,000
Income for 1999.............................................       37,001
                                                              -----------
Balance, December 31, 1999..................................    1,037,001
Income for 2000.............................................       62,898
Additional investment made in 2000..........................    2,000,000
Distribution made in 2000...................................   (1,055,011)
                                                              -----------
Balance, December 31, 2000..................................    2,044,888
Loss incurred during 2001...................................      (99,698)
Distributions made in 2001..................................   (1,905,000)
                                                              -----------
Balance, December 31, 2001..................................  $    40,190
                                                              ===========

5.  DUE FROM AFFILIATES AND RELATED PARTIES

                                                                          JUNE 30,
                                                     2000       2001        2002
                                                   --------   --------   -----------
                                                                         (UNAUDITED)
CDFL Capital, LLC................................  $     --   $726,300   $6,813,825
CFL Holdings LLC.................................   200,000     99,800       99,890
CFL Capital LLC..................................        --        100        5,235
CFL Equities LLC.................................        --         50          100
Catalyst Equity Partners, LP.....................        --         --          129
Zolfo Cooper Holdings LLC........................        --         --           50
                                                   --------   --------   ----------
                                                   $200,000   $826,250   $6,919,229
                                                   ========   ========   ==========

     The Firm has several affiliated entities that are established by the equity partners of the Firm for investment purposes. These entities are not operating entities and therefore not combined due to the difference in their economic purposes.

                        ZOLFO COOPER, LLC AND AFFILIATES

6.  ACCOUNTS RECEIVABLE AND PAYABLE FROM AFFILIATES

                                                                            JUNE 30,
                                                        2000      2001        2002
                                                        -----   --------   -----------
                                                                           (UNAUDITED)
ACCOUNTS RECEIVABLE FROM AFFILIATES
Thomas L. Zambelli Corporation........................  $ --    $ 67,755    $  7,682
The John Rowntree Corporation.........................    --      60,523       7,330
The Stephen Cooper Corporation........................    --       6,001          --
                                                        -----   --------    --------
                                                        $ --    $134,279    $ 15,012
                                                        =====   ========    ========
ACCOUNTS PAYABLE TO AFFILIATES
The Stephen Cooper Corporation........................  $ --    $495,887    $498,632
                                                        -----   --------    --------
                                                        $ --    $495,887    $498,632
                                                        =====   ========    ========

     The Firm has operating agreements with three corporations that are 100% owned by employees or members in the Firm. The Thomas L. Zambelli Corporation, The John Rowntree Corporation and The Stephen Cooper Corporation were set up in August 17, 2001 to do business in Canada due to certain business concerns. The three corporations had no employees other than the three partners and therefore used the Firms employees to provide services. The Firm charged these corporations for the use of the employees and recorded revenue for the services charged to the customers. The Firm did not combine these entities due to the difference in common ownership. The total revenue that was recorded through these entities was $0, $0, $1,799,560 and $1,800,000 for the years ended December 31, 1999, 2000 and 2001 and for the six months ended June 30, 2002, respectively.

7.  ACCOUNTS RECEIVABLE -- RELATED PARTY -- LONG TERM

     At December 31, 2000, the Firm has a long term receivable of $620,029 and at December 31, 2001 and June 30, 2002, the Firm has a current receivable of $1,473,484 and $1,521,499, from Innovative Home Products, an entity that is partially owned by Catalyst Equity Partners ("CEP") which is 50% owned by affiliates of the members of the Firm. The receivable has been guaranteed by Catalyst Equity Fund Partners ("CEFP") which is 60% owned by affiliates of the members of the Firm. The loan is scheduled to be paid on December 31, 2002.
Due to the uncertainty regarding the collection of this receivable, the Firm recorded an allowance in the amount of $626,029, $1,473,484 and $1,521,499 as of December 31, 2000 and 2001 and June 30, 2002, respectively.

8.  NOTES RECEIVABLE

     In 1999, the Firm had an account receivable balance from an unrelated third party, for $259,743 and was subsequently converted into a note receivable. Due to the uncertainty regarding the collection of this note, the Firm recorded an allowance in the amount of $259,743 as of December 31, 2000 and 2001 and June 30, 2002.

                        ZOLFO COOPER, LLC AND AFFILIATES

9.  ACCRUED EXPENSES

     Accrued expenses consists of the following:

                                                                          JUNE 30,
                                                     2000       2001        2002
                                                   --------   --------   -----------
                                                                         (UNAUDITED)
Accrued retirement plan contribution.............  $324,343   $280,000    $ 15,000
Canadian sales tax...............................   128,000         --          --
Accrued legal fees...............................   120,000    120,000     120,000
Accrued interest expense.........................        --         --     197,358
Other accrued expenses...........................   277,919     87,775     116,129
                                                   --------   --------    --------
Total............................................  $850,262   $487,775    $448,487
                                                   ========   ========    ========

10.  REVOLVING LOANS

     On June 19, 2001, C-Flair, LLC entered into a $6,100,000 reducing revolver loan agreement with Merrill Lynch Business Financial Services Inc. Zolfo Cooper, LLC guaranteed the repayment of the loan. The purpose of the loan was for the purchase of C-Flair's airplane, which was leased to Zolfo Cooper, LLC on an "as needed" basis. Interest is chargeable at a rate of 1.5% over LIBOR (3.626% and 3.586% at December 31, 2001 and June 30, 2002, respectively) and is payable on a monthly basis. The loan expires on June 30, 2004, had no outstanding balance at December 31, 2001, and is subject to certain financial covenants. The loan had an outstanding balance of $5,762,080 at June 30, 2002 (unaudited).

     On December 4, 2001, Zolfo Cooper, LLC entered into a $15,000,000 reducing revolver loan agreement with Merrill Lynch Business Financial Services Inc. for the purpose of providing working capital for the business. The Firm guaranteed the repayment of the loan. The loan is secured by the assets of Zolfo Cooper, LLC. Interest is chargeable at a rate of 1.5% over LIBOR (3.376% and 3.336% at December 31, 2001 and June 30, 2002, respectively) and is payable on a monthly basis. The loan expires on June 30, 2004, had no outstanding balance at December 31, 2001, and is subject to certain financial covenants. The loan had an outstanding balance of $5,862,622 at June 30, 2002 (unaudited).

     Scheduled maturities of the revolving loans at June 30, 2002 (unaudited) are as follows:

2003........................................................  $        --
2004........................................................   11,624,702
                                                              $11,624,702
                                                              ===========

11.  WARRANTS

     In connection with the completion of certain engagements, the Firm has received common stock and warrants in addition to cash for professional services rendered. In accordance with Emerging Issues Task Force No. 00-8, the Firm has recorded the fair value of the common stock and warrants received on the measurement date which is defined as the earlier of either the date that the parties come to a mutual understanding of the terms of the arrangement and performance is probable due to sufficiently large disincentives for non-performance by the Firm or the date at which the Firm's performance necessary to earn the equity instrument is complete (that is, the vesting date). When the Firm does receive an equity instrument, the Firm then transfers it at the assigned value, if any, to Zolfo Cooper Holdings, LLC, an investment fund held

                        ZOLFO COOPER, LLC AND AFFILIATES
by the same three owners of the Firm. In all but one instance during the three years ended December 31, 2001, the common stock and the warrants came from privately held companies that had no value and, therefore, the Firm did not record an asset in relation to the warrants received.

     In December 1999, the Firm received 266,667 shares of common stock for services rendered to a publicly traded company. The closing stock price of the company's common stock was $1.25 on the date of grant and therefore the Firm assigned a value of $333,334 in December 1999. The Firm immediately transferred the common stock to Zolfo Cooper Holdings, LLC, who sold all of the shares of common stock during the year ended December 31, 2001 and during the six months ended June 30, 2002 for proceeds of $671,616 and $1,354,205, respectively. The Firm has recorded the receivable from Zolfo Cooper Holdings, LLC as a dividend paid to the owners of the Firm.

12.  INCOME TAXES

     Had the Firm been a corporation subject to Federal and State income tax, the pro forma effects of taxation at the estimated income tax rate of 40% for Federal and State would have been as follows:

                                  FOR THE YEARS ENDED DECEMBER 31,
                               --------------------------------------    JUNE 30,
                                  1999         2000          2001          2002
                               ----------   -----------   -----------   -----------
Increase in income tax
  provision..................  $4,754,408   $ 6,841,780   $13,479,042   $ 7,781,438
                               ==========   ===========   ===========   ===========
Net income...................  $7,131,611   $10,262,669   $20,218,563   $11,672,156
                               ==========   ===========   ===========   ===========

13.  COMMITMENTS AND CONTINGENCIES

     LEASES -- Zolfo Cooper, LLC leases its facilities and equipment under various operating leases, which expire at various dates through July 2003. Future minimum lease payments under non-cancelable operating leases, are as follows:

YEARS ENDING
DECEMBER 31,
------------
2002........................................................  $  839,367
2003........................................................     734,415
2004........................................................     480,939
2005........................................................     463,195
2006........................................................     457,180
Thereafter..................................................     487,472
                                                              ----------
                                                              $3,462,568
                                                              ==========

     Rent expense for the years ended December 31, 1999, 2000, 2001 and for the six months ended June 30, 2002 was $366,462, $393,527, $584,092 and $505,490,
respectively.

     401(K) PLAN -- The Firm has a qualified 401(k) retirement plan that covers substantially all employees of the Firm. The Firm is not required to make matching contributions.

     RETIREMENT PLAN -- The Firm maintains a retirement plan that allows members or partners to make contributions. The Firm does not match their contribution. A limited number of administrative personnel included in the plan make no contribution but receive contributions from

                        ZOLFO COOPER, LLC AND AFFILIATES
the Firm. The expense for the years ended December 31, 1999, 2000, and 2001 and for the six months ended June 30, 2002 amounted to approximately $16,110, $24,342, $34,762 and $20,962, respectively.

     LEGAL PROCEEDINGS -- The Firm is, from time to time, a party to certain litigation that arises in the normal course of business operations. The Firm is not presently a party to any litigation that management believes could reasonably be expected to have a material adverse effect on its financial position or results of operations.

14.  RELATED PARTY TRANSACTIONS

     The Firm provided office space and certain personnel support to CEP, an affiliated party which is 50% owned by affiliates of the members of the Firm, and generated $87,200, $87,200, $50,000 and $25,000 income from CEP for such services for the years ended December 31, 1999, 2000 and 2001, and for the six months ended June 30, 2002 respectively. The amounts have been included within other income in the combined statement of operations. The Firm also provided professional services to CEP and generated $208,447, $114,622 and $45,285 of revenue from CEP for such services for the years ended December 31, 2000 and 2001 and for the six months ended June 30, 2002, respectively.

15.  SEGMENT INFORMATION

     GENERAL INFORMATION -- The Firm has one reportable segment, professional services, and performs most of its services in North America.

     Revenues from one customer represented 15% of service revenue for the period ended December 31, 1999. Revenues from one customers represented 10% of service revenue for the year ended December 31, 2000. No customer represents more than 10% of service revenue for the year ended December 31, 2001.

16.  SUBSEQUENT EVENTS

     On September 5, 2002, the owners of the Firm entered into an agreement with Kroll Inc. to sell their equity interest in certain Firm entities for $100 million in cash and, on January 15, 2003, 2.9 million shares of Kroll Inc. common stock, plus certain contingent shares to be issued upon achieving operating profit levels.

                                  * * * * * *

      (b) Pro Forma Financial Information. Unaudited Pro Forma Condensed Combining Financial Statements of Registrant and Zolfo Cooper, LLC and Affiliates as of June 30, 2002 and for the six months then ended and as of December 31, 2001 and for the year then ended.



          UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combining financial statements give pro forma effect to the purchase of Zolfo Cooper, the completed merger with Ontrack, and the assumptions and adjustments as set forth in the accompanying notes to the pro forma condensed combining financial statements. This presentation assumes the issuance of 2,900,000 shares of our common stock in connection with the Zolfo Cooper transaction, the issuance of 6,850,360 shares for the Ontrack merger. The stock issued for the Zolfo Cooper transaction is valued using the average stock price of Kroll for the two days before and two days after June 30, 2002. This results in an average stock price of $20.88. The Ontrack stock is valued based on the final calculations upon the merger's consummation on June 13, 2002.

     The Zolfo Cooper purchase price has been allocated based on preliminary estimates of the fair market value of the acquired assets and liabilities. See
Note 1 to the Notes to Unaudited Pro Forma Condensed Combining Financial Statements. The pro forma adjustments are subject to change pending a final analysis of the fair values of the assets acquired and liabilities assumed. The impact of these changes could be material.

     In connection with the Zolfo Cooper transaction, Kroll incurred $75,000,000 of long-term debt with an estimated interest rate of 6%.

PERIODS COVERED

     The unaudited pro forma condensed combining balance sheet as of June 30, 2002 is based on the individual historical balance sheets of Kroll and Zolfo Cooper and gives effect to the acquisition as if it had occurred on June 30, 2002. The unaudited pro forma condensed combining statements of operations for the year ended December 31, 2001 are based on the individual historical statements of operations of Kroll, Ontrack, and Zolfo Cooper and combines their results of operations for the year ended December 31, 2001 as if the Ontrack merger and the Zolfo Cooper acquisition had occurred as of January 1, 2001. The unaudited pro forma condensed combining statements of operations for the six months ended June 30, 2002 are based on the individual historical statements of operations of Kroll and Zolfo Cooper for the six months ended June 30, 2002 and for Ontrack for the period January 1, 2002 to June 13, 2002, and combines their results for the six months ended June 30, 2002 as if the Ontrack merger and the Zolfo Cooper acquisition had occurred as of January 1, 2001.

     The unaudited pro forma condensed combining financial statements are based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma condensed combining financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisitions of Ontrack and Zolfo Cooper had been consummated as of the beginning of the period indicated, nor is it necessarily indicative of the results of future operations. The pro forma condensed combining financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of Kroll's, Ontrack's, or Zolfo Cooper's businesses. Costs related to restructuring and integration have not yet been determined.

     This unaudited pro forma condensed combining financial information is based upon the respective historical consolidated financial statements of Kroll and Ontrack and related notes set forth in Kroll's Registration Statement on Form S-3 filed on May 10, 2002, and the historical consolidated financial statements of Zolfo Cooper and related notes set forth elsewhere in this Current Report on Form 8-K and should be read in conjunction with those statements and the related notes.

       KROLL INC., ONTRACK DATA INTERNATIONAL, INC. AND ZOLFO COOPER, LLC

                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                                    PRO FORMA
                                                                         PRO FORMA      PRO FORMA                  ADJUSTMENTS
                                                                        ADJUSTMENTS     COMBINED                    FOR ZOLFO
                                             KROLL         ONTRACK      FOR ONTRACK     KROLL AND   ZOLFO COOPER     COOPER
                                          (HISTORICAL)   (HISTORICAL)   ACQUISITION      ONTRACK    (HISTORICAL)   ACQUISITION
                                          ------------   ------------   -----------     ---------   ------------   -----------
Net sales...............................  $   207,877      $55,847                      $263,724    $    59,241
Cost of sales...........................      125,052       16,060                       141,112         17,560
Partner Payments........................           --           --
                                          -----------      -------                      --------    -----------
       Gross profit.....................       82,825       39,787                       122,612         41,681
                                          -----------      -------                      --------    -----------
Operating expenses
 Sales and marketing....................       18,724       16,249                        34,973            150
 General and administrative.............       63,078       13,309      $     1,625(a)    78,012          5,796    $    1,000(c)
 Research and development...............           --       10,442                        10,442
 Depreciation and amortization
   expenses.............................                                                                    370
 Impairment of fixed assets.............                                                                    530
                                          -----------      -------      -----------     --------    -----------    ----------
       Operating expenses before non-
         recurring expenses.............       81,802       40,000            1,625      123,427          6,846         1,000
                                          -----------      -------      -----------     --------    -----------    ----------
       Operating income (loss) before
         non-recurring expenses.........        1,023         (213)          (1,625)        (815)        34,835        (1,000)
 Non-recurring operating expenses.......        5,711          850                         6,561
                                          -----------      -------      -----------     --------    -----------    ----------
       Operating income (loss)..........       (4,688)      (1,063)          (1,625)      (7,376)        34,835        (1,000)
 Interest income (expense), net.........       (4,248)       1,178                        (3,070)          (753)       (4,500)(d)
 Other income (expense).................          (53)          --                           (53)           107
                                          -----------      -------      -----------     --------    -----------    ----------
       Income (loss) from continuing
         operations before provision for
         (benefit from) income taxes....       (8,989)         115           (1,625)     (10,499)        34,189        (5,500)
 Provision for (benefit from) income
   taxes................................        2,402                          (536)(a)    1,866            491        (1,815)(d)
                                                                                                                       13,479(e)
                                          -----------      -------      -----------     --------    -----------    ----------
       Income (loss) from continuing
         operations.....................  $   (11,391)     $   115      $    (1,089)    $(12,365)   $    33,698    $  (17,164)
                                          ===========      =======      ===========     ========    ===========    ==========
 Basic income (loss) per share data:
 Income (loss) per share from continuing
   operations...........................  $     (0.51)
                                          ===========
 Diluted income (loss) per share data:
 Income (loss) per share from continuing
   operations...........................  $     (0.51)
                                          ===========
 Weighted average shares
   outstanding -- basic.................   22,478,587                     6,850,360(b)                              2,900,000(f)
                                          ===========                   ===========                                ==========
 Weighted average shares
   outstanding -- diluted...............   22,478,587                     6,850,360(b)                              2,900,000(f)
                                          ===========                   ===========                                ==========


                                             PRO FORMA
                                              COMBINED
                                           KROLL, ONTRACK
                                          AND ZOLFO COOPER
                                          ----------------
Net sales...............................    $   322,965
Cost of sales...........................        158,672
Partner Payments........................
                                            -----------
       Gross profit.....................        164,293
                                            -----------
Operating expenses
 Sales and marketing....................         35,123
 General and administrative.............         84,808
 Research and development...............         10,442
 Depreciation and amortization
   expenses.............................            370
 Impairment of fixed assets.............            530
                                            -----------
       Operating expenses before non-
         recurring expenses.............        131,273
                                            -----------
       Operating income (loss) before
         non-recurring expenses.........         33,020
 Non-recurring operating expenses.......          6,561
                                            -----------
       Operating income (loss)..........         26,459
 Interest income (expense), net.........         (8,323)
 Other income (expense).................             54
                                            -----------
       Income (loss) from continuing
         operations before provision for
         (benefit from) income taxes....         18,190
 Provision for (benefit from) income
   taxes................................         14,021
                                            -----------
       Income (loss) from continuing
         operations.....................    $     4,169
                                            ===========
 Basic income (loss) per share data:
 Income (loss) per share from continuing
   operations...........................    $      0.13
                                            ===========
 Diluted income (loss) per share data:
 Income (loss) per share from continuing
   operations...........................    $      0.13
                                            ===========
 Weighted average shares
   outstanding -- basic.................     32,228,947
                                            ===========
 Weighted average shares
   outstanding -- diluted...............     32,620,284
                                            ===========

  See accompanying notes to unaudited pro forma condensed combining financial statements

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

PRO FORMA ADJUSTMENTS

     (a) Amortization expense of the identifiable intangible assets acquired in the acquisition of Ontrack of $1,625 for the year ended December 31, 2001 assuming a four-year amortization period. The tax effect of this additional expense is $536 (assuming a tax rate of 33%).

     (b) Additional weighted average shares of 6,850,360 represent the shares of Kroll which were issued in its merger with Ontrack on June 13, 2002. This pro forma statement of operations assumes that the merger occurred on January 1, 2001 and the shares were outstanding for the entire year.

     (c) Amortization expense of $1,000 for the year ended December 31, 2001 assuming a five-year amortization period related to the $5,000 of identifiable intangible assets acquired in the acquisition of Zolfo Cooper by Kroll. The tax effect of the amortization expense is $330 (assuming a tax rate of 33%).

     (d) In connection with the acquisition of Zolfo Cooper, Kroll incurred $75,000 of long-term debt with an estimated interest rate of 6%. Interest expense of $4,500 on $75,000 of debt for one year assumes Kroll completed the purchase transaction and incurred the debt on January 1, 2001. The tax effect of the interest expense and the amortization expense in (c) is $1,815 (assuming a tax rate of 33%).

     (e) Assumes a tax rate of 40% for Zolfo Cooper pro forma tax adjustment.

     (f) Additional weighted average shares of 2,900,000 represent the shares Kroll issued in its acquisition of Zolfo Cooper. This Pro Forma Statement of Operations assumes that the Zolfo Cooper acquisition was completed on January 1, 2001 and the shares were outstanding for the entire year.

                        KROLL INC. AND ZOLFO COOPER, LLC

                            PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 2002

                                                               PRO FORMA
                                                              ADJUSTMENTS
                                                  ZOLFO           FOR
                                   KROLL          COOPER      ZOLFO COOPER     PRO FORMA
                                (HISTORICAL)   (HISTORICAL)   ACQUISITION      COMBINED
                                ------------   ------------   ------------     ---------
                                                                (DOLLARS IN THOUSANDS)
Current Assets
  Cash and cash equivalents...    $ 42,185       $ 3,531       $(100,000)(a)   $ 19,185
                                                                  75,000(b)
                                                                  (1,531)(c)
  Marketable securities.......       5,590                                        5,590
  Accounts receivable, net....      46,383        12,123          (1,429)(c)     57,077
  Unbilled revenues...........      23,710            32                         23,742
  Due from members and
    shareholders..............                        49             (49)(c)
  Due from affiliates and
    related parties...........       2,004         6,919          (6,919)(c)      2,004
  Advances to employees.......          --           153            (190)(c)        (37)
  Accounts receivable from
    affiliates................          --            15             (15)(c)         --
  Prepaid expenses and other
    assets....................       6,144           282                          6,426
                                  --------       -------                       --------
  Total current assets........     126,016        23,104                        113,987
  PP&E, net...................      24,049         5,447          (4,748)(c)     24,748
  Databases, net..............      10,674                                       10,674
  Intangible assets, net......     161,442                       154,132(a)     315,574
  Investment in partnership...                        15                             15
                                                                   3,012(c)
  Other assets................       5,864           107            (224)(c)      8,759
                                  --------       -------       ---------       --------
Total Assets..................    $328,045       $28,673       $ 117,039       $473,757
                                  ========       =======       =========       ========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current Liabilities
  Revolving line of credit....    $  1,518                                     $  1,518
  Current portion of long term
    debt......................          87                                           87
  Accounts payable............      10,122       $   548       $  (1,997)(c)      8,673
  Accounts payable to
    affiliates................                       499            (499)(c)
  Accrued expenses............      17,579           448           5,000(d)      25,055
                                                                   2,028(c)
  Deferred revenue............         226         4,133                          4,359
  Other current liabilities...       5,484                                        5,484
                                  --------       -------                       --------
  Total current liabilities...      35,016         5,628                         45,176
  Convertible notes and other
    long-term debt............      19,562                        75,000(b)      94,562
  Revolving line of credit....                    11,625          (5,829)(c)
                                                                  (5,796)(c)
  Other long term
    liabilities...............       1,147                                        1,147
                                  --------       -------                       --------
Total Liabilities.............      55,725        17,253                        140,885
                                  --------       -------                       --------

                                                               PRO FORMA
                                                              ADJUSTMENTS
                                                  ZOLFO           FOR
                                   KROLL          COOPER      ZOLFO COOPER     PRO FORMA
                                (HISTORICAL)   (HISTORICAL)   ACQUISITION      COMBINED
                                ------------   ------------   ------------     ---------
                                                                (DOLLARS IN THOUSANDS)
Shareholders' Equity
  Preferred stock.............                                                       --
  Common stock................         303             2              (2)(e)        303
  Common shares to be issued
    for acquisition...........                                    60,552(f)      60,552
  Additional paid-in
    capital...................     338,416                                      338,416
  Member's Equity.............                     4,391          (4,391)(e)         --
  Retained earnings...........     (62,048)        7,027          (7,027)(e)    (62,048)
  Accumulated other
    comprehensive loss........      (4,351)                                      (4,351)
                                  --------       -------                       --------
  Total shareholders'
    equity....................     272,320        11,420                        332,872
                                  --------       -------       ---------       --------
Total Liabilities and
  Shareholders' Equity........    $328,045       $28,673       $ 117,039       $473,757
                                  ========       =======       =========       ========

  See accompanying notes to unaudited pro forma condensed combining financial statements

       KROLL INC., ONTRACK DATA INTERNATIONAL, INC. AND ZOLFO COOPER, LLC

                       PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                                PRO FORMA
                                                        ONTRACK       PRO FORMA     PRO FORMA                  ADJUSTMENTS
                                                     JANUARY 1 TO    ADJUSTMENTS    COMBINED                       FOR
                                         KROLL       JUNE 13, 2002   FOR ONTRACK    KROLL AND   ZOLFO COOPER   ZOLFO COOPER
                                      (HISTORICAL)   (HISTORICAL)    ACQUISITION     ONTRACK    (HISTORICAL)   ACQUISITION
                                      ------------   -------------   -----------    ---------   ------------   ------------
Net sales...........................  $   115,735       $26,397                     $142,132      $31,794
Cost of sales.......................       63,199         6,685                       69,884        9,899
  Partner Payments..................           --            --                           --
                                      -----------       -------      ----------     --------      -------       ----------
        Gross profit................       52,536        19,712                       72,248       21,895
                                      -----------       -------      ----------     --------      -------       ----------
Operating expenses
  Sales and marketing...............        9,765         6,555                       16,320           72
  General and administrative........       31,884         5,677      $      813(g)    38,374        1,719       $      500(i)
  Research and development..........          451         4,855                        5,306
  Depreciation and amortization
    expense.........................                                                                  241
                                      -----------       -------      ----------     --------      -------       ----------
        Operating expenses..........       42,100        17,087             813       60,000        2,032              500
                                      -----------       -------      ----------     --------      -------       ----------
        Operating income (loss).....       10,436         2,625            (813)      12,248       19,863             (500)
  Interest income(expense), net.....       (1,844)          339                       (1,505)        (582)          (2,250)(j)
  Other income (expense)............          142           (74)                          68          373
                                      -----------       -------      ----------     --------      -------       ----------
        Income from continuing
          operations before
          provision for income
          taxes.....................        8,734         2,890            (813)      10,811       19,654           (2,750)
  Provision for (benefit from)
    income taxes....................        2,882           782            (268)(k)    3,396          200             (908)(j)
                                                                                                                     7,782(k)
                                      -----------       -------      ----------     --------      -------       ----------
        Income from continuing
          operations................  $     5,852       $ 2,108      $     (545)    $  7,415      $19,454       $   (9,624)
                                      ===========       =======      ==========     ========      =======       ==========
  Basic income (loss) per share
    data:
        Income (loss) per share from
          continuing operations.....  $      0.25
                                      ===========
  Diluted income (loss) per share
    data:
        Income (loss) per share from
          continuing operations.....  $      0.24
                                      ===========
  Weighted average shares
    outstanding -- basic............   23,675,000                     6,850,360(h)                               2,900,000(l)
                                      ===========                    ==========                                 ==========
  Weighted average shares
    outstanding -- diluted..........   24,945,000                     6,850,360(h)                               2,900,000(l)
                                      ===========                    ==========                                 ==========


                                         PRO FORMA
                                          COMBINED
                                       KROLL, ONTRACK
                                      AND ZOLFO COOPER
                                      ----------------
Net sales...........................    $   173,926
Cost of sales.......................         79,783
  Partner Payments..................
                                        -----------
        Gross profit................         94,143
                                        -----------
Operating expenses
  Sales and marketing...............         16,392
  General and administrative........         40,593
  Research and development..........          5,306
  Depreciation and amortization
    expense.........................            241
                                        -----------
        Operating expenses..........         62,532
                                        -----------
        Operating income (loss).....         31,611
  Interest income(expense), net.....         (4,337)

  Other income (expense)............            441
                                        -----------
        Income from continuing
          operations before
          provision for income
          taxes.....................         27,715
  Provision for (benefit from)
    income taxes....................         10,470

                                        -----------
        Income from continuing
          operations................    $    17,245
                                        ===========
  Basic income (loss) per share
    data:
        Income (loss) per share from
          continuing operations.....    $      0.52
                                        ===========
  Diluted income (loss) per share
    data:
        Income (loss) per share from
          continuing operations.....    $      0.50
                                        ===========
  Weighted average shares
    outstanding -- basic............     33,425,360
                                        ===========
  Weighted average shares
    outstanding -- diluted..........     34,695,360
                                        ===========

   See notes to unaudited pro forma condensed combining financial statements

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

                AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2002
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1.  ALLOCATION OF PURCHASE PRICE

     The allocation of Zolfo Cooper's purchase price among the assets acquired and liabilities assumed is based on preliminary estimates of the fair market value. These estimates of fair market value could change based on the completion of Kroll's evaluation of the assets and liabilities of Zolfo Cooper, including finalization of an independent appraisal of the assets acquired.

     The following table sets forth the components of the purchase price:

Common Stock issued (2,900,000 shares)
  (see footnote 2(g) for valuation parameters)..............  $ 60,552
Cash........................................................   100,000
Accrued transaction costs...................................     5,000
                                                              --------
Total purchase price........................................  $165,552
                                                              ========

     The following table provides the preliminary allocation of the purchase price based upon Zolfo Cooper's June 30, 2002 balance sheet:

Assets
  Cash, cash equivalents, marketable securities and accounts receivable.............................................  $ 12,726
  Prepaid expenses and other................................       245
  Property, plant and equipment.............................       698
  Goodwill..................................................   149,132
  Identified intangible assets..............................     5,000
  Other assets..............................................     2,911
Liabilities
  Accounts payable and other accrued liabilities (incl.
     deferred revenue)......................................    (5,160)
                                                              --------
Total purchase price........................................  $165,552
                                                              ========

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

     In accordance with the provisions of SFAS No. 142, Kroll will not amortize goodwill and intangible assets with indefinite lives recorded in this acquisition. Kroll will perform an annual impairment test of intangible assets with indefinite lives related to the acquisition.

2.  PRO FORMA ADJUSTMENTS (IN THOUSANDS)

     (a) Total costs in excess of assets and other intangible assets acquired by Kroll in connection with the purchase of Zolfo Cooper:

Adjustment to calculate goodwill and other intangible assets and to allocate the purchase price to the estimated fair value of Zolfo Cooper net assets acquired:

Share valuation...............  $ 60,552
Cash..........................   100,000
Transaction costs.............     5,000
                                --------
Purchase price................   165,552   Goodwill recognized...........   $149,132
Less: net assets acquired.....    11,420
                                --------
                                           Identifiable intangible             5,000
                                           assets........................
                                                                            --------
Intangible assets acquired....  $154,132                                    $154,132
                                ========                                    ========

     (b) In connection with the acquisition of Zolfo Cooper, Kroll incurred $75,000 of long-term debt with an interest rate of 6%.

     (c) Adjustments to remove the assets and liabilities of C-Flair, a company included in the audited combining financial statements which is not being purchased by Kroll, and certain other assets and liabilities which are not being purchased or assumed by Kroll. These items are:

                                           C-FLAIR    CASH      OTHER      TOTAL
                                           -------   -------   --------   --------
Cash.....................................  $    --   $(1,531)  $     --   $ (1,531)
Accounts receivable......................      (37)              (1,392)    (1,429)
Related party receivables................                           (49)       (49)
Due from affiliated companies............      (85)              (6,849)    (6,934)
Miscellaneous............................      (37)                (153)      (190)
PP&E, net................................   (4,748)                         (4,748)
Deposits and other assets
  Assets not included....................      (65)                (159)      (224)
                                           -------   -------   --------   --------
                                            (4,972)   (1,531)    (8,602)   (15,105)
Accounts payable.........................   (1,943)                 (54)    (1,997)
Accrued liabilities......................    2,028                           2,028
Due to affiliated companies..............      999               (1,498)      (499)
Long-term debt and line of credit
     liabilities not included............   (5,829)              (5,796)   (11,625)
                                           -------   -------   --------   --------
                                            (4,745)       --     (7,348)   (12,093)
                                           -------   -------   --------   --------
       Change in net assets acquired due
          to C-Flair and other assets and
          liabilities not included in
          purchase.......................  $  (227)  $(1,531)  $ (1,254)  $ (3,012)
                                           =======   =======   ========   ========

     (d) Estimated transaction costs to be incurred by Kroll in its acquisition of Zolfo Cooper.

     (e) Elimination of outstanding equity balances of Zolfo Cooper as of June 30, 2002.

     (f) Issuance of Kroll's common stock for the acquisition of Zolfo Cooper based on an average stock price for Kroll common stock. The average stock price was determined by taking the average of Kroll's stock price two days before and two days after June 30, 2002. This yielded an average stock price for pro forma valuation purposes of $20.88. The shares will be issued on January 15, 2003.

     (g) Amortization expense of the identifiable intangible assets acquired in the acquisition of Ontrack of $813 for the six months ended June 30, 2002 assuming a four-year amortization period. The tax effect of this additional expense is $268 (assuming a tax rate of 33%).

     (h) Additional weighted average shares of 6,850,360 represents the shares of Kroll which were issued in its merger with Ontrack in June of 2002. This pro forma statement of operations assumes that the merger occurred on January 1, 2001 and the shares were outstanding for the entire period.

     (i) Amortization expense of the identifiable intangible assets acquired in the acquisition of Zolfo Cooper by Kroll of $500 for the six months ended June 30, 2002 assuming a five-year amortization period.

     (j) Interest expense of $2,250 on $75,000 of debt at 6% for six months assumes Kroll completed the purchase transaction and incurred the debt on January 1, 2001. The tax effect of the interest expense ($743) and the amortization expense ($165) in 2(k) is $908 (assuming a tax rate of 33%).

     (k) Assumes a tax rate of 40% for Zolfo Cooper pro forma tax adjustments.

     (l) Additional weighted average shares of 2,900,000 outstanding was determined assuming the acquisition of Zolfo Cooper was completed on January 1, 2001 and the shares were outstanding for the entire period.

      (c) Exhibits.

  2 Purchase Agreement, by and between Kroll Inc., the members of Zolfo Cooper, LLC and the stockholders of Zolfo
         Cooper Holdings, Inc.*
  4.1    Registration Rights Agreement, by and between Kroll, Inc.
         the members of Zolfo Cooper, LLC and the stockholders of Zolfo Cooper Holdings, Inc.*
  4.2    Form of $75 Million Term Loan Note.*
  4.3    Form of Revolving Loan Note.*
  4.4    Senior Secured Subordinated Convertible Note, dated
         November 14, 2001.*
 10.1    Credit and Guaranty Agreement, by and between Kroll, Inc.
         and Goldman, Sachs & Co.*
 10.2    Pledge and Security Agreement, by and between Kroll, Inc.
         and Goldman, Sachs & Co.*
 10.3 Termination, Amendment, and Consent Agreement, by and between Kroll Inc. and Palisade Concentrated Equity
         Partnership L.P.*
 23.1    Consent of Deloitte & Touche LLP.
 99.1    Certification of Chief Executive Officer.
 99.2    Certification of Chief Financial Officer.

--------------------
* Previously filed

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    KROLL INC.


                                    By:  /s/ Sabrina H. Perel
                                       _______________________________
                                       Name:  Sabrina H. Perel
                                       Title:  Vice President, General Counsel
                                       and Secretary

Date:  September 5, 2002